Exhibit 10.12
PURCHASE AND SALE AGREEMENT
by and among
ALTISOURCE PORTFOLIO SOLUTIONS S.A.,
and
THE EQUITY INTERESTHOLDERS OF
THE MORTGAGE PARTNERSHIP OF AMERICA, L.L.C.
IDENTIFIED HEREIN
and
THE MANAGEMENT OWNERS IDENTIFIED HEREIN
Dated as of February 12, 2010

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5. POST-CLOSING COVENANTS	21
5.1.Litigation Support.	21
5.2.Tax Matters.	21
5.3.Restrictive Covenants.	25
5.4.Audited Financial Statements.	27
5.5.Access to Books and Records.	28
5.6.PIA Payments.	28
5.7.Titleserv Proceeding.	30

6. CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE	31
6.1. Accuracy of Representations; Performance of the Sellers and the Management Owners.	31
6.2. Release of Security Interests.	33
6.3. Additional Documents.	33

7. CONDITIONS PRECEDENT TO THE SELLERS’ AND THE MANAGEMENT OWNERS’ OBLIGATION TO CLOSE	33
7.1. Accuracy of Representations; the Purchaser’s Performance.	34
7.2. Additional Documents.	34

8. INDEMNIFICATION; REMEDIES	35
8.1. Survival.	35
8.2. Indemnification and Payment of Damages by the Sellers and the Management Owners.	35
8.3. Indemnification and Payment of Damages by the Purchaser.	36
8.4. Time Limitations.	36
8.5. Limitations on Amount — the Sellers and the Management Owners.	37
8.6. Limitations on Amount —the Purchaser.	37
8.7. Indemnity Escrow Agreement.	37
8.8. Right of Set-Off.	38
8.9. Procedure for Indemnification — Third Party Claims.	38
8.10. Procedure for Indemnification — Other Claims.	40
8.11. Exclusive Remedy.	40
8.12. Determination of Damages Amount.	40

9. GENERAL PROVISIONS	40
9.1. Expenses.	40
9.2. Public Announcements.	40
9.3. Notices.	41
9.4. Jurisdiction; Service of Process.	42
9.5. Further Assurances.	43
9.6. Waiver.	43
9.7. Entire Agreement and Modification.	43
9.8. Disclosure Schedule.	43
9.9. Obligations; Assignments, Successors, and No Third-Party Rights.	44
9.10. Severability.	44
9.11. Section Headings; Construction.	44

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9.12. Time of Essence.	44
9.13. Governing Law.	45
9.14. Specific Performance.	45
9.15. Counterparts.	45
9.16. Seller Representative.	45
9.17. Acknowledgment by the Purchaser.	47
9.18. Transfer Taxes.	47
9.19. Delivery by Electronic Means.	47
ANNEXES, SCHEDULES AND EXHIBITS

Annex I	Definitions
Schedule 2.3	Payment of Purchase Price
Schedule 2.3(f)	Pro-Rata Allocation of Purchase Price Payments
Schedule 5.6(h)	Payment of PIA Payments
Schedule 6.1(h)	Preferred Investor Agreement Renewals
Exhibit A	PIA Payments
Exhibit B	Purchase Price Allocation
Exhibit C	Required Approvals
Exhibit D-1	Form of Indemnity Escrow Agreement
Exhibit D-2	Form of Put Escrow Agreement
Exhibit E-1	Form of Rights Agreement
Exhibit E-2	Form of Put Option Agreement
Exhibit F	Form of Put Security Agreement
Exhibit G	Form of Put Pledge Agreement
Exhibit H-1	Form of Scott M. Stern Employment Agreement
Exhibit H-2	Form of Timothy C. Stern Employment Agreement
Exhibit H-3	Form of Barry O. Sandweiss Employment Agreement
Exhibit I	Form of Release Agreement
Exhibit J	Form of Collateral Agency Agreement

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PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”) is made as of February 12, 2010, and is by and among ALTISOURCE PORTFOLIO SOLUTIONS S.A., an entity organized under the laws of Luxembourg (the “Purchaser”); and SCOTT M. STERN REVOCABLE TRUST, a trust established under the laws of the State of Missouri, TIMOTHY C. STERN, REVOCABLE TRUST, a trust established under the laws of the State of Missouri, BARRY O. SANDWEISS REVOCABLE TRUST, a trust established under the laws of the State of Missouri, THE THOMAS A. STERN REVOCABLE TRUST, a trust established under the laws of the State of Missouri, EVAN HACKEL, an individual resident of the Commonwealth of Massachusetts, and PARAMOUNT BOND & MORTGAGE CO., INC., a corporation organized under the laws of the State of Missouri (each of the foregoing individuals and entities are referred to herein as a “Seller”, and collectively referred to herein as the “Sellers”); and SCOTT M. STERN, an individual resident of the State of Missouri, TIMOTHY C. STERN, an individual resident of the State of Missouri, and BARRY O. SANDWEISS, an individual resident of the State of Missouri (each of the foregoing individuals are referred to herein as a “Management Owner” and collectively as the “Management Owners”). The Purchaser, the Sellers, and the Management Owners are referred to in this Agreement individually as a “Party” and collectively, as the “Parties”.
RECITALS
     In the manner described herein, the Sellers own all of the issued and outstanding limited liability company interests of the Company. The Management Owners are beneficiaries of certain of the trusts included in the Sellers. This Agreement contemplates a transaction in which the Sellers shall sell, transfer, assign and deliver to the Purchaser, the Sellers’ entire right, title, and interest in and to the Shares, and in connection therewith, the Sellers and the Management Owners shall receive the consideration set forth herein.
AGREEMENT
     In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the capitalized terms not otherwise defined herein shall have the meanings specified or referred to in Annex I.
2. ACQUISITION OF SHARES OF THE COMPANY
     2.1. Purchase and Sale of Shares.
          On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, assign and deliver to the Purchaser, all of the Shares at the Closing for the consideration specified in Section 2.2 below, free and clear of any Security Interest other than restrictions pursuant to applicable securities laws, for the consideration specified in Section 2.2 below.
     2.2. Purchase Price.
          In accordance with the terms and conditions of this Agreement, (i) in consideration for the sale, transfer, conveyance, assignment, and delivery of the Shares by the Sellers to the Purchaser, the Sellers shall be entitled to receive, in the manner described in Section 2.3 below and subject to the adjustments set forth in Section 2.6 below, (x) at Closing, cash in the amount of Twenty Seven Million Nine Hundred Forty One Thousand Nine Hundred And Ninety Two Dollars ($27,941,992) (such amount, the “Cash Payment”), and (y) at Closing, Nine Hundred Fifty Nine Thousand And Eighty five (959,085) shares of common stock of the Purchaser, consisting of Four Hundred Eight Six, Two Hundred And Forty Three (486,243) shares of Unrestricted Stock, and Four Hundred Seventy Two Thousand, Eight Hundred And Forty Two (472,842) shares of Restricted Stock (the “Stock Payment”), and (ii) in consideration for the covenants set forth in Section 5.3 below by the Sellers and the Management Owners in favor of the Purchaser, the Sellers and the Management Owners shall be entitled to receive, in the manner described in Section 2.3 below, cash in the amount of One Million, Fifty Eight Thousand And Eight Dollars ($1,058,008) (the “Noncompete Payment”) (such aggregate amount of the Cash Payment, the Stock Payment, and the Noncompete Payment, as adjusted, the “Purchase Price”).
     2.3. Payment of Purchase Price.
          The Purchase Price which is payable at Closing shall be paid as set forth on Schedule 2.3, as further calculated and in accordance with the Funds Flow and Settlement Statement.
     2.4. Time and Place of Closing.
          The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effected by facsimile or other electronic exchange of documentation, and shall take place at the offices of Gallop, Johnson & Neuman, L.C., Interco Corporate Tower, 101 S. Hanley Road, Suite 1700, St. Louis, Missouri 63105, or such other mutually agreed location, or in such other mutually agreed upon manner, at 9:00 a.m. on either (i) the second Business Day which follows the receipt by the Parties of all Required Approvals, and follows the satisfaction of all other conditions precedent to the consummation of the Contemplated Transactions, or (ii) such other date and time as the Parties may mutually agree (the “Closing Date”). The Parties agree that the Closing shall be effective as of the Effective Time. Failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
     2.5. Deliveries at the Closing.
          At the Closing, the Sellers and the Management Owners will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 6 below; the Purchaser will deliver to the Sellers and the Management Owners the various certificates, instruments, and documents referred to in Section 7 below; and the Purchaser will deliver Purchase Price payable at Closing in accordance with Section 2.3 above.
     2.6. Post-Closing Adjustment.
          (a) The Purchase Price shall be increased or decreased, on a dollar-for-dollar basis, in accordance with this Section 2.6. Any such increase or decrease shall be referred to as a “Price Adjustment”.
          (b) No later than ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller Representative the following:
     (i) a statement setting forth the Net Working Capital of the Company as of 11:59 PM Eastern Time on January 31, 2010 (the “Closing Net Working Capital Statement”); and
     (ii) a separate statement showing any calculations with respect to any necessary Price Adjustment (the “Final Adjustment Schedule”).
All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.
          (c) The Seller Representative shall, within thirty (30) days following its receipt of the Closing Net Working Capital Statement and the Final Adjustment Schedule, accept or reject the Price Adjustment submitted by Purchaser. If the Seller Representative disagrees with such calculation, it shall give written notice to Purchaser of such disagreement and any reason therefor (the “Notice of Disagreement with Price Adjustment”) within such thirty (30) day period. Should the Seller Representative fail to provide Purchaser with a Notice of Disagreement with Price Adjustment within such thirty (30) day period, the Sellers shall be deemed to agree with Purchaser’s calculation. During the thirty (30) days immediately following the delivery of a Notice of Disagreement with Price Adjustment, Purchaser and Seller Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement with Price Adjustment. If such differences have not been resolved by the end of such thirty (30)-day period, the Purchaser and the Seller Representative shall submit to the Indianapolis, Indiana office of Ernst & Young LLP (the “Arbitrator”) for review and resolution of any and all matters which remain in dispute and which were included in any Notice of Disagreement with Price Adjustment. The Arbitrator shall act as an arbitrator and shall issue its report as to the contents of the Closing Net Working Capital Statement, and the determination of the Price Adjustment reflected in the Final Adjustment Schedule, within sixty (60) days after such dispute is referred to the Arbitrator. The Sellers on the one hand, and the Purchaser on the other hand, shall bear all costs and expenses incurred by him or it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne by the Sellers and the Purchaser in such proportion as the Arbitrator shall determine based on the relative merit of the position of the Parties. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

          (d) If, based on the Final Adjustment Schedule as finally determined, (i) the Net Working Capital of the Company as of 11:59 PM Eastern Time on January 31, 2010, is less than the Working Capital Target, the Sellers, jointly and severally, shall pay to Purchaser such deficiency in cash or other immediately available funds no later than two (2) Business Days following the date of such final determination, or (ii) the Net Working Capital of the Company as of 11:59 PM Eastern Time on January 31, 2010, is greater than the Working Capital Target, the Purchaser shall pay to the Sellers such excess in cash or other immediately available funds no later than two (2) Business Days following the date of such final determination.
     2.7. Allocation of Purchase Price.
          The Purchase Price will be allocated for all purposes (including Tax and financial accounting purposes) as set forth (or in accordance with the methodology set forth) in Exhibit B hereto (the “Purchase Price Allocation”). Unless prohibited by applicable Legal Requirements, each of the Parties hereto will not take a position on any Tax Return, before any Governmental or Regulatory Body charged with the collection of any Tax, or in any action or Proceeding, that is in any way inconsistent with the Purchase Price Allocation and will cooperate with each other in timely filing consistent with such allocation with the IRS.
3. REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND EACH MANAGEMENT OWNER
     Subject to the limitations contained in Section 8 herein, each Management Trust and each Management Owner, jointly and severally, and each Financial Investor, severally and not jointly, represents and warrants to the Purchaser that the statements contained in this Section 3 are true, correct and complete as of the Closing Date, except as specified to the contrary in the disclosure schedules prepared by the Sellers accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3, and in accordance with Section 9.8(a) below.
     3.1. Organization and Good Standing.
          (a) The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use in connection with the Business.
          (b) Each of the Sellers and the Management Owners has the full power and authority to perform all of his or its obligations under the Transaction Documents. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which the conduct of the Business requires such qualification, except for those jurisdictions in which the failure to be so qualified would not result in a material adverse effect on the Company or the Business.
     3.2. Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid, and binding obligation of the Sellers and the Management Owners, enforceable against the Sellers and the Management

Owners in accordance with its terms. Upon the execution and delivery by the Sellers and the Management Owners of the Transaction Documents to which they are a party, the Transaction Documents to which the Sellers and the Management Owners are a party will constitute the legal, valid, and binding obligations of the Sellers and the Management Owners, enforceable against the Sellers and the Management Owners in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies. The board of directors, board of managers, shareholders, and members of the Sellers and the Company, who are by applicable Legal Requirements required to approve and authorize the Transaction Documents and the Contemplated Transactions, have approved and authorized the Transaction Documents and the Contemplated Transactions, in each case without condition, limitation or restriction. The Sellers and the Management Owners have the right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which he or it is a party and to perform his or its obligations under this Agreement and the Transaction Documents to which he or it is a party.
          (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or any Seller who is not a natural person, or (B) any resolution or authorization adopted by the board of directors, board of managers, trustees, shareholders or members (as the case may be) of the Company or any Seller who is not a natural person; (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization with respect to the Company; (iii) contravene, conflict with, or result in a material violation or material breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which the Company is a party; or (iv) except as specifically contemplated by the Transaction Documents, result in the imposition or creation of any Security Interest upon or with respect to any of the Shares, or any asset of the Company. Other than obtaining the Required Approvals, and except as set forth on Schedule 3.2(b), none of the Sellers, the Management Owners, or the Company are required to obtain any Consent from, or provide any notice to, any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions, or to permit Purchaser and the Company to carry on the Business after Closing as it is currently conducted by the Company.
          (c) The Sellers, the Management Owners, and the Company have taken all action so that the entering into of this Agreement and the other Transaction Documents, and except as provided above, the consummation of the Contemplated Transactions do not and will not result in the grant of any rights to any Person under the Organizational Documents of the Company, or restrict the ability of the Purchaser to otherwise exercise the rights of the Sellers with respect to the Shares.
     3.3. Title to Properties; Capitalization of the Company; Security Interests.

          (a) The Sellers have, and at Closing will have, good and valid title to all of the Shares. The Shares constitute one hundred percent (100%) of the issued and outstanding limited liability company interests of the Company.
          (b) The Shares will be transferred by the Sellers to the Purchaser at Closing, free and clear of any Security Interest except as otherwise provided in this Agreement. After giving effect to the Closing, the Purchaser will hold one hundred percent (100%) of the issued and outstanding equity interests of the Company, free and clear of any Security Interest except as otherwise provided in this Agreement. After giving effect to the Closing, the Company will have good and valid title to all of its assets, free and clear of any Security Interest except as otherwise provided in this Agreement.
          (c) The authorized, issued, and outstanding equity securities of the Company (including, without limitation, Equity Rights) are owned, beneficially and of record, by the Persons and in the amounts shown on Schedule 3.3(c). All such securities have been validly issued. No Person other than the Purchaser has any oral or written agreement, option, warrant, right, privilege or any other right, commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase, subscription or issuance of the Shares or any other securities of the Company. Except for the Operating Agreement of the Company and that certain Members Transfer Agreement dated as of September 21, 2000, there are no shareholders’ agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the Shares or other securities of or interests in the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act of 1933, as amended (and the rules and regulations promulgated thereunder) or any other Legal Requirement, as applicable.
          (d) Except as set forth on Schedule 3.3(d), the Company does not own, and does not have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Except as set forth on Schedule 3.3(d), the Company does not have any direct or indirect subsidiaries or Affiliates. The Company does not hold an equity interest in Springhouse. Except for the Company, neither the Sellers nor the Management Owners have any Affiliates which are engaged in the business of managing and operating a mortgage banking cooperative. Except as set forth on Schedule 3.3(d), the Company is not, nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking. There is no agreement, option, or other right or privilege outstanding in favor of any Person for the purchase of the assets of the Company.
          (e) Except as set forth on Schedule 3.3(e), the Company owns, or has a valid leasehold interest in, all of the tangible and intangible assets and properties necessary or used by the Company for the operation of the Business as conducted prior to the Closing Date.
     3.4. Condition and Sufficiency of Assets; Company Records.
          (a) The equipment of the Company is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such equipment is in need of material maintenance or repairs except for ordinary wear and tear, routine maintenance and repairs. Except as set forth on Schedule 3.4(a), the building, facilities, structures, improvements, equipment and other tangible personal property of the Company are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as the Company presently conducts it.
          (b) The books of account and other records of the Company are substantially complete and correct in all material respects and, except as set forth on Schedule 3.4(b), have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, in each case as applicable to a privately-held company which is similarly-situated to the Company.
          (c) A copy of the Organizational Documents of the Company has been delivered to the Purchaser by the Management Owners on or before the Closing Date. Such Organizational Documents of the Company as so delivered constitute all of the organizational documents of the Company, are complete and correct and are in full force and effect in all material respects.
          (d) The original or true copies of all limited liability company records of the Company have been made available to the Purchaser for review prior to the Closing Date. Such records have been maintained in accordance with applicable Legal Requirements. All resolutions contained in such records have been duly passed and all such meetings have been duly called and held, except where the call for such meeting was waived. The share certificate books, register of members, register of transfer and register of managers of the Company, as applicable, are complete and accurate and applicable Taxes with respect to the Shares have been duly paid.
          (e) The list of managers and officers on Schedule 3.4(e) hereto constitutes a complete and accurate list of all officers and managers of the Company on the date hereof.
          (f) Schedule 3.4(f) lists each Cooperative Member as of the Closing Date.
     3.5. Taxes.
     To the Knowledge of the Management Owners:
          (a) All Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company have been duly and timely filed, and all such Tax Returns are true, correct, and complete in all material respects. All Taxes shown to be due on the foregoing Tax Returns or that were otherwise due and payable by the Company have been timely paid in full. All Taxes that the Company was obligated to withhold from amounts paid or owing to any employee, creditor, partner or third party have been paid over to the proper Governmental Body in a timely manner, to the extent due and payable, and any Tax Returns with respect to such Taxes are true, correct, and complete in all material respects. No currently effective extensions or waivers of statutes of limitation have been given by or requested with respect to the filing of any Tax Returns by or with respect to the Company, or with respect to the assessment of any Taxes due from the Company. No deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to the Company, and there is no factual or legal basis for the assessment of any deficiency or adjustment in Taxes with respect to the Company. There is no audit, examination or other proceeding with respect to any Tax Return of the Company in progress, and no Governmental Body has notified the Company that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of the Company. There are no matters under discussion with any Governmental Body with respect to Taxes that could result in an additional amount of Taxes, and there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes. No Security Interests for Taxes exist with respect to any assets or properties of the Company except for statutory liens and claims and charges for Taxes not yet due and payable. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to the accuracy-related penalties of Section 6662 or Section 6662A of the IRC or to a similar penalty under the Legal Requirements of any other taxing jurisdiction, and have otherwise properly disclosed to the appropriate Governmental Body all positions or transactions relating to Taxes that are required to be disclosed under the Legal Requirements of any jurisdiction to which the Company is subject. The Company has heretofore delivered to the Purchaser in all material respects correct and complete copies of all of the federal and state Tax Returns of the Company for the respective tax years ended December 31, 2008, and December 31, 2007, and no amendments or other changes have been made thereto since the date of such delivery.
          (b) The Company has made adequate provision in its financial statements (utilizing the accrual method of accounting) for all unpaid Taxes of the Company, and the charges, accruals, and reserves with respect to unpaid Taxes on the books of the Company are adequate and are at least equal to the liabilities of the Company for unpaid Taxes. Since December 31, 2008, other than the transactions contemplated in this Agreement, the Company has not incurred any liability for Taxes other than in the Ordinary Course.
          (c) The Company is currently and has been characterized as a partnership for United States federal income tax and state income tax purposes for all taxable periods since its organization.
          (d) The Company has never been a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than the group of which the Company is the common parent) and none of the assets of the Company could be subject to levy for the Tax liabilities of the Company or any other person or entity (other than the Company) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign Law), including as a transferee or successor, by contract, or otherwise. The Company is not a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreements.
          (e) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, nor is there any factual or legal basis for any such claim.
          (f) Each Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the IRC. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.
          (g) The Company is not required to make any adjustment under IRC Section 481(a) by reason of a change in method of accounting.
     3.6. Employee Benefits.
     To the Knowledge of the Management Owners:
          (a) Except as disclosed on Schedule 3.6(a), no other corporation, trade, business, or other entity, other than the Company, would, together with the Company, now or in the past constitute a single employer within the meaning of Section 414 of the IRC. The Company and any other entities which now or in the past constitute a single employer within the meaning of IRC Section 414 are hereinafter collectively referred to as the “Company Group”.
          (b) Schedule 3.6(b) contains a complete list of all the following agreements or plans which are presently in effect or which have previously been in effect and which cover employees of any member of the Company Group (“Employees”), and indicating, with respect to each, the plans for which the Company maintains or contributes to on behalf of its Employees:
     (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to Employees, has any outstanding, present, or future obligation or liability, or under which any Employee or former Employee has any present or future right to benefits which are covered by ERISA; or
     (ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute to, contingent or otherwise, or to which any member of the Company Group has any liability.
The plans, programs, policies, or arrangements described in subparagraph (i) or (ii) above are hereinafter collectively referred to as the “Company Plans”. The Company has delivered to Purchaser true and complete copies of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the following: (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of the Company Plan, or if there are no such documents evidencing the Company Plan, a full description of the Company Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Plan, (3) all documents, including without limitation, Forms 5500, relating to any Company Plans required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years with respect to each Company Plan, (4) each favorable determination letter, opinion or ruling from the IRS for each Company Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, including any outstanding request for a determination letter and (5) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation (“PBGC”) with respect to such Company Plans; (6) attorney’s response to an auditor’s request for information for each of the three most recently completed plan years for each Company Plan; and (7) financial statements and actuarial reports, if any for each Company Plan for the three most recently completed plan years.
          (c) Except as to those plans identified on Schedule 3.6(c) as tax-qualified Company Plans (the “Company Qualified Plans”), no member of the Company Group maintains or previously maintained a Company Plan which meets or was intended to meet the requirements of IRC Section 401(a). Either (i) the IRS has issued favorable determination letters to the effect that each Company Qualified Plan qualifies under IRC Section 401(a) and that any related trust is exempt from taxation under IRC Section 501(a), and such determination letters remain in effect and have not been revoked, (ii) an application for a favorable determination letter has been filed and is pending with the IRS for a Company Plan, or (iii) the Company is entitled to rely on a favorable opinion or advisory letter with respect to the Company Plan pursuant to the provisions of Section 8.02 of IRS Rev. Proc. 2010-6. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company Qualified Plan have been delivered to Purchaser. Except as disclosed on Schedule 3.6(c), no Company Qualified Plan has been amended since the issuance of each respective determination letter. The Company Qualified Plans currently comply in form with the requirements under IRC Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.
          (d) No issue concerning the qualification of the Company Qualified Plans is pending before or is threatened by the IRS. The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of IRC Section 401(a). No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts.
          (e) Any Company Qualified Plan which is required to satisfy IRC Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, IRC Sections 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date.
          (f) Each member of the Company Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Legal Requirements.

          (g) Except as expressly identified on Schedule 3.6(g), no termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.
          (h) No member of the Company Group maintains or has maintained an “employee benefit pension plan” within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA.
          (i) Except as listed in Schedule 3.6(i), any Company Plan can be terminated on or prior to the Closing Date without liability to any member of the Company Group or the Purchaser, including without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the December 31, 2009, Financial Statements.
          (j) Each member of the Company Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Legal Requirements to be paid as a contribution to each Company Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Plan. The assets of all Company Plans which are required under applicable Legal Requirements to be held in trust are in fact held in trust, and the assets of each such Company Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are properly and accurately reported on the financial statements and records of the Company. The assets of each Company Plan are reported at their fair market value on the books and records of each plan.
          (k) No member of the Company Group has any past, present, or future obligation or liability to contribute to any multiemployer plan as defined in ERISA Section 3(37).
          (l) No member of the Company Group nor any other “disqualified person” or “party in interest” (as defined in IRC Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any “prohibited transaction” (as defined in IRC Section 4975 or ERISA Section 406). All members of the Company Group and all “fiduciaries” (as defined in ERISA Section 3(21)) with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404. No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under IRC or a fine under ERISA. Except as set forth on Schedule 3.6(l), no member of the Company Group is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of a member of the Company Group’s engaging in a prohibited transaction under ERISA or the IRC, and there are no circumstances which reasonably might result in any such material liability, tax or penalty as a result or a breach of fiduciary duty under ERISA.
          (m) Each member of the Company Group has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608. Each member of the Company

Group has also complied with the portability, access, and renewability provisions of Section K, Chapter 100 of the IRC and Section 701 et. seq. of ERISA.
          (n) Except as disclosed on Schedule 3.6(n), no member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan. No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in IRC Section 280G(b) (determined without regard to IRC Section 280G(b)(2)(A)(ii)).
          (o) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan. Except as disclosed on Schedule 3.6(o), the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which Employees may be entitled thereunder.
          (p) Except as listed in Schedule 3.6(p), no member of the Company Group has any obligation to any retired or former employee or any current employee of the Company upon retirement or termination of employment under any Company Plan. Except as listed in Schedule 3.6(p), no member of the Company Group maintains, or has at any time established or maintained, or has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to employees of the Company.
          (q) Except as disclosed on Schedule 3.6(q), no member of the Company Group has made representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of a member of the Company Group that Employees rendering services to such client or customer are not “leased employees” (within the meaning of Section 414(n) of the IRC) or that such Employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a “Pension Benefit Plan”) of such client or customer relating either to (i) providing benefits to employees of the member of the Company Group under a Pension Benefit Plan or (ii) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of Employees.
          (r) Except as set forth on Schedule 3.6(r), the Company does not maintain any “nonqualified deferred compensation plans” within the meaning of IRC Section 409A. Each nonqualified deferred compensation plan that is subject to IRC Section 409A complies in form and in operation with paragraphs (2), (3) and (4) of IRC Section 409A and no amount thereunder is or may become subject to IRC Section 409A(1).
     3.7. Compliance with Legal Requirements; Governmental Authorizations.
          (a) Except as set forth in Schedule 3.7(a): (i) the Company has complied in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business, or the ownership or use of any of the assets of the Company; (ii) to the

Knowledge of the Management Owners, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any material Legal Requirement in the conduct of the operation of the Business; and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement in the conduct of the operation of the Business.
          (b) Schedule 3.7(b) contains a complete and accurate list of each material Governmental Authorization that is held by the Company. Each material Governmental Authorization listed or required to be listed in Schedule 3.7(b) is valid and in full force and effect. Except as set forth in Schedule 3.7(b): (i) the Company has complied in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.7(b); (ii) to the Knowledge of the Management Owners, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.7(b); and (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization.
          (c) The Company advises the Purchaser that certain legislation has been either proposed or enacted as of the Closing Date which may affect the operations of the Business. By way of example only, set forth on Schedule 3.7(c) is a list of examples of such proposed or enacted legislation.
     3.8. Legal Proceedings; Orders.
          (a) Except as set forth on Schedule 3.8, there is no pending Proceeding for which the Company has received service of process (or to the Knowledge of the Management Owners, there is no pending proceeding for which the Company has not received service of process): (i) that has been commenced by or against the Company with respect to the Business, the Company, the Shares, or the assets of the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Management Owners, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
          (b) Except as set forth in Schedule 3.8: (i) there is no Order to which the Company or the Business is subject; (ii) there is no Order to which the Sellers or the Shares is subject which in any manner would affect or limit a Seller’s or a Management Owner’s ability to consummate the Contemplated Transactions, and (iii) to the Knowledge of the Management Owners, no employee of the Company is subject to any Order that prohibits such officer, manager, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

     3.9. Financial Statements.
          (a) Schedule 3.9(a) sets forth the unaudited balance sheet of the Company as of December 31, 2009, and December 31, 2008, and the related statement of income of the Company for the fiscal year then ended, together with all related schedules and supporting information with respect thereto (collectively referred to herein as the “Financial Statements”). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly in all material respects the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, and (iii) were prepared on a basis consistent with the past practice of the Company.
          (b) The Company has no Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) except for (i) Liabilities reflected and reserved against on the face (rather than in any notes thereto) of the Financial Statements, (ii) trade accounts payable which have arisen after the December 31, 2009, Financial Statements in the Ordinary Course or as a result of transactions contemplated in this Agreement, and (iii) Liabilities that are disclosed on Schedule 3.9(b).
          (c) Schedule 3.9(c) sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect Indebtedness of the Company, as well as Indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Company. The Company has made available to the Purchaser a correct and complete copy of each of the items required to be listed on Schedule 3.9(c). After giving effect to the Closing, the Company will not have any Indebtedness.
     3.10. Absence of Certain Changes and Events.
          (a) Since January 1, 2009, there has not been any material adverse change in the operations, properties, assets, or condition of the Company.
          (b) Since January 1, 2009, except as set forth in Schedule 3.10, there has not been any: (i) payments by the Company other than those accrued and accounted for in the 2009 Financial Statements or other than in the Ordinary Course; (ii) increases in compensation by the Company of any bonuses, salaries, or other compensation to any employee, except in the Ordinary Course; (iii) or entry into any employment, severance, or similar Contract with any employee of the Company, (iv) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (v) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, adversely affecting the assets, business, financial condition, or prospects of the Company or the Business; (vi) entry into, termination of, or receipt of notice of termination of any material agreement with respect to operation of the Company or the Business; (vii) sale, lease, or other disposition of any material amount of assets of the Company; (viii) cancellation or waiver of any material claims or rights with respect to the Company or the Business; (ix) change in the authorized or issued equity securities of the Company; grant of any option or right to purchase equity securities of the Company; issuance of any security convertible into such equity securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any equity securities; or declaration or payment of any dividend or other distribution or payment in respect of the equity securities of the Company; (x) amendment to the Organizational Documents of the Company; (xi) commitment by the Company to expend material funds, except for such commitments arising in the Ordinary Course; (xii) change in the accounting methods used by the Company; or (xiii) agreement, whether oral or written, by the Company or the Sellers to do any of the foregoing.
     3.11. Contracts; No Defaults.
          (a) Schedule 3.11(a) contains a complete and accurate list, and except for those Contracts set forth on Schedule 3.11(a) which will be provided by the Management Owners to the Purchaser within five (5) Business Days following the Closing, the Company has delivered to the Purchaser true and complete copies, of: (i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of Ten Thousand Dollars ($10,000.00) or having a noncancellable term of more than 60 days; (ii) each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of Ten Thousand Dollars ($10,000.00) or having a noncancellable term of more than 60 days; (iii) each Contract between the Company and Springhouse; (iv) each Contract between the Company and any cooperative (including, without limitation, the Cooperative); (v) each Contract between the Company and any vendor of any cooperative (including, without limitation, the Cooperative); (vi) each Contract to which the Company is a party which is a preferred investor agreement; (vii) each Contract pursuant to which the Company licenses other persons to use any of the assets of the Company or has agreed to support, maintain, upgrade, enhance, modify, or consult with respect to any such assets; (viii) each Contract pursuant to which other persons license the Company to use the Licensed Software; (ix) each Contract that was not entered into in the Ordinary Course; (x) each license, lease, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of the assets of the Company; (xi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person; (xii) each Contract containing covenants that in any way purport to materially restrict the business activity of the Company, or limit the freedom of the Company to engage in any line of business or to compete with any Person; (xiii) each power of attorney of the Company that is currently effective and outstanding; (xiv) each Contract of the Company for capital expenditures; (xv) each material written warranty, guaranty, and or other similar undertaking with respect to the Company, its assets, or the Business; and (xvi) each Contract of the Company containing exclusivity (or similar) provisions.
          (b) Except as set forth in Schedule 3.11(b): (i) the Company has complied with all material terms and requirements of its Contracts; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, the Contracts of the Company; (iii) the Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or breach of, or default under, the Contracts of the Company; (iv) each Contract of the Company is legal, valid, binding, enforceable, and in full force and effect; (v) the Company has not, and to the Knowledge of the Management Owners, no party to any Contract of the Company has, repudiated any material provision thereof; and (vi) to the Knowledge of the Management Owners, there are no material disputes, oral agreements, or forbearance programs in effect as to any Contract of the Company.
          (c) To the Knowledge of the Management Owners, except as set forth in Schedule 3.11(c), there are no material renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under the Contracts of the Company, with any Person and to the Knowledge of the Management Owners, no such Person has made written demand for such renegotiation.
          (d) Schedule 3.11(d) clarifies certain pricing terms of that certain Management Agreement dated December 21, 2000, as amended, between the Company and the Cooperative.
     3.12. Insurance.
          The Company has delivered to the Purchaser a complete summary of all policies of insurance to which the Company currently is a party or under which the Company is currently covered. Schedule 3.12 lists all insurance policies to which the Company is currently a party or under which the Company is currently covered. Neither the Company nor the Sellers have received (x) any refusal of coverage notice or any notice that a defense will be afforded with reservation of rights, or (y) any notice of cancellation or any other notification that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
     3.13. Facilities.
          (a) The Company does not own any real property.
          (b) Schedule 3.13(b) describes the Facilities leased by the Company from third parties. The Company does not lease any real property except the Facilities set forth on Schedule 3.13(b). To the Knowledge of the Management Owners, no notice has been provided to the Company that the current uses of the Facilities fail to comply with applicable Legal Requirements in any material respect. To the Knowledge of the Management Owners, with respect to the Facilities: (i) each Facility has received all approvals of Governmental Bodies (including licenses and permits) required in connection with the operation thereof and has been operated and maintained in all material respects in accordance with applicable Legal Requirements; (ii) there are no material management, maintenance, service, and operating contracts or agreements affecting any Facility or any portion hereof which shall survive Closing for which the Company shall have any material obligation; (iii) there are no use and occupancy restrictions, rights of way, exceptions, reservations, or limitations affecting any Facility other than those imposed by any local zoning ordinances and building codes; and (iv) there are no assessments made against any portion of the real property in respect to the Facilities by any

Governmental Body which are unpaid (except ad valorem Taxes for the current year and current utility charges), whether or not they have become Security Interests, and whether or not they are due in installments.
     3.14. Employees.
          (a) Schedule 3.14(a) contains a list of the following information for each full-time, part-time or temporary employee or manager of the Company, including each employee on leave of absence or layoff status: name; job title; current employment status and current compensation. Schedule 3.14(a) also contains a list of all Contracts of employment to which the Company is a party, except for Contracts which can be terminated without liability upon not more than thirty (30) days notice.
          (b) To the Knowledge of the Management Owners, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee, or (ii) the ability to conduct the Business. To the Knowledge of the Management Owners, except as set forth on Schedule 3.14(b), no key employee of the Company intends to terminate such employee’s employment.
     3.15. Labor Relations; Compliance.
          (a) The Company is not a party to any collective bargaining or other labor contract, including any obligation under any agreement regarding rates of pay or working conditions of any employees of the Company. There has not been, there is not presently pending or existing, and to the Knowledge of the Management Owners, there is not threatened with respect to the Company or the Business, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any pending proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company, or (iii) any application for certification of a collective bargaining agent. To the Knowledge of the Management Owners, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated. The Company has complied with all material Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.
          (b) Schedule 3.15 contains a complete list of existing or threatened employment-related lawsuits and/or governmental administrative proceedings to which the Company is currently a party.
     3.16. Intellectual Property.

          (a) Schedule 3.16(a)(i) sets forth a list of all Contracts relating to the Intellectual Property Assets. There are no outstanding and, to the Knowledge of the Management Owners, no threatened, disputes or disagreements with respect to any such Contract relating to the Intellectual Property Assets. The Intellectual Property Assets owned or licensed by the Company are all those necessary for the operation of the Business as currently conducted. Except as set forth on Schedule 3.16(a)(ii), the Company does not have or use any Patents, Marks, Copyrights, or Domain Names. Except for the Licensed Software or as set forth on Schedule 3.16(a)(iii), the Company does not use any patents, trademarks, service marks, trade secrets or copyrights of any Person (other than the Company) with respect to the Business.
          (b) The Company has used reasonable commercial efforts to protect the secrecy, confidentiality, and value of its Trade Secrets. To the Knowledge of the Management Owners, the Company has good title and an absolute right to use the Trade Secrets. To the Knowledge of the Management Owners, the Trade Secrets are not part of the public knowledge or literature (unless disclosed in a patent), and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To the Knowledge of the Management Owners, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any material way. To the Knowledge of the Management Owners, the Company has not given any Person the right to use or disclose any Trade Secret at any time in the future.
          (c) The Company has all of the right, title, and interest in and to the source code and the object code in respect to the Owned Software. The Licensed Software and the Owned Software constitute all of the computer programs necessary to conduct the Business as currently conducted. Except as specified in Schedule 3.16(c): (A) no agreement, license or other arrangement pertaining to any of the Licensed Software to which the Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions; and (B) all licenses covering Licensed Software are of perpetual duration (subject to provisions allowing the Company to terminate and provisions allowing the respective licensors to terminate in the event of a breach by the Company).
          (d) The current use by the Company of any Intellectual Property Assets in the Business does not (i) infringe on any patent, trademark, service mark, copyright or other right of any other Person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person or a violation of any relevant agreement governing the license of the Licensed Software to the Company, or (iii) except in the case of fees and royalties paid to the licensors of Licensed Software set forth on Schedule 3.16(c), entitle any other Person to any interest therein, or right to compensation from the Company or any of their successors or assigns, by reason thereof. The Company has not received any complaint, assertion, threat or allegation or otherwise have notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence.
     3.17. Relationships with Related Persons.
          Except as set forth on Schedule 3.17, no Related Person of any Seller or any

Management Owner has or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company or the Business. Except as set forth on Schedule 3.17, no Related Person of any Seller or any Management Owner owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company or the Business.
     3.18. Brokers or Finders.
          Except for the fees and expenses payable to Milestone Advisors, LLC, which shall be paid by the Sellers, neither the Company nor the Sellers have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
     3.19. Sophistication of Investors; Access to Information.
          (a) Each Seller receiving the Stock Payment has had an opportunity to review all documents and information provided by the Purchaser that such Seller has requested and considers material to his or its decision to enter into this Agreement and to ask questions of the Purchaser or persons acting on the Purchaser’s behalf, concerning the Purchaser, and all such questions, if any, have been answered to the full satisfaction of such Seller. Each Seller receiving the Stock Payment has made his or its own independent examination, investigation, analysis and evaluation of common stock of the Purchaser included in the Stock Payment, including his or its own estimate of the value of such common stock and has undertaken such due diligence as it deems adequate, including that described above.
          (b) Each Seller receiving the Stock Payment is an “accredited investor”, as defined by Regulation D promulgated under the Securities Act of 1933, as amended, and is a sophisticated investor with such knowledge and experience in financial and business matters and investments in restricted securities that such Seller is capable of evaluating the merits and risks of acquiring the shares of common stock of the Purchaser to be issued to such Sellers in payment for the Shares.
          (c) Each Seller receiving the Stock Payment understands that the shares of common stock of the Purchaser included in the Stock Payment (i) have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered and sold in reliance upon United States federal and state exemptions for transactions not involving any public offering, and (ii) will bear appropriate legends with respect to transferability and registration requirements.
          (d) Each Seller receiving the Stock Payment (i) is aware that acquiring shares of common stock of the Purchaser included in the Stock Payment is a speculative investment and that there is no guarantee that such Seller will realize any gain from his or its investment, (ii) is, subject to the fact that certain of the Shares are subject to a right to put shares to the Purchaser under the Put Option Agreement, able to bear the economic risk of this investment, (iii) is able to hold the shares of common stock of the Purchaser included in the Stock Payment indefinitely, (iv) has consulted with his or its own attorney, accountant or investment adviser with respect to the suitability of such investment, and (v) acknowledges that he or it is acquiring the shares of common stock of the Purchaser included in the Stock Payment for investment purposes and not with a view to, or intention to effect, the distribution thereof in violation of the Securities Act of 1933, as amended, or any state securities laws.
4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Sellers and the Management Owners that the statements contained in this Section 4 are true, correct and complete as of the Closing Date, as follows:
     4.1. Organization and Good Standing.
          The Purchaser is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. The Purchaser has the authority to own all of its properties and assets and to conduct its business.
     4.2. Authority; No Conflict.
          (a) This Agreement and the other Transaction Documents to which the Purchaser is a party constitute the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. The Purchaser has the right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under such Transaction Documents including, but not limited to, the issuance of the Stock Payment and respective rights in favor of certain Sellers pursuant to the Rights Agreement and the Put Option Agreement.
          (b) Neither the execution and delivery of the Transaction Documents by the Purchaser, nor the consummation or performance of any of the Contemplated Transactions by the Purchaser, will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of the Organizational Documents of the Purchaser; (ii) any resolution adopted by the board of directors or the shareholders of the Purchaser; or (iii) any Legal Requirement or Order to which the Purchaser may be subject. Neither the execution and delivery of the Transaction Documents by the Purchaser, nor the consummation or performance of any of the Contemplated Transactions by the Purchaser, will result in the imposition or creation of any Security Interest upon or with respect to any Purchaser shares included in the Stock Payment or any other portion of the Purchase Price other than as specifically contemplated by this Agreement. The approval of its board of directors has been obtained by the Purchaser and no further Consent is required to be obtained by the Purchaser from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3. Certain Proceedings.
          There is no pending Proceeding that has been commenced against the Purchaser that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Purchaser, no such Proceeding has been threatened.

     4.4. Brokers or Finders.
          Neither the Purchaser, nor its directors, officers and agents, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
     4.5. SEC Reports.
          The Purchaser has filed with the SEC all forms, reports, schedules, definitive proxy statements and other documents (collectively, the “Purchaser SEC Reports”) required to be filed by the Purchaser with the SEC. The Purchaser SEC Reports have been compiled in all material respects in accordance with the requirements of the SEC.
     4.6. Governmental Consents.
          The Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     4.7. Litigation.
          There are no actions, suits or proceedings pending or, to the Knowledge of the Purchaser, overtly threatened against or affecting the Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.
5. POST-CLOSING COVENANTS
     5.1. Litigation Support.
          Following the Closing, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (i) any transaction contemplated under this Agreement; or (ii) as it relates to the Company, any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Party, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available at reasonable times its personnel, and provide such testimony and access to its books and records at reasonable times as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).
     5.2. Tax Matters.

          (a) General. For the sole purpose of appropriately apportioning any Taxes relating to a Tax year or Tax period that begins before and ends after the Effective Time (a “Straddle Period”), such apportionment shall be made assuming the Company had a taxable year that ended immediately prior to the Effective Time. For federal and applicable state income tax purposes, the Company shall treat the sale of the Company Interests as a termination of the partnership and file a final U.S. Return of Partnership Income (as well as any applicable state income tax returns) for the taxable period ending on the Closing Date, which return shall include the IRS Form 8038, Return of a Sale or Exchange of Certain Partnership Interests, and such other forms or information as may be required by the provisions of Section 751 and 6050K of the IRC and the Treasury Regulations thereunder. In the case of property Taxes and other Taxes that apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period ending at the Effective Time shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Effective Time, and the denominator of which shall be the total number of days in the period. All other Taxes for any Tax Return that involves a Straddle Period shall be based upon the actual events and transactions that occur within such Straddle Period.
          (b) Tax Indemnification.
     (i) The Sellers shall be responsible for and pay and shall indemnify and hold harmless the Purchaser from and against all Taxes of the Company for any Tax year or Tax period ending immediately prior to or before the Effective Time, and, in the case of a Straddle Period, to the extent apportioned to the period that ends immediately prior to the Effective Time in accordance with paragraph (a) of this section, except to the extent that Taxes have been accrued as a liability that has been included in the computation of Net Working Capital of the Company as of the Effective Time.
     (ii) The Purchaser shall be responsible for and shall indemnify and hold harmless the Sellers against all Taxes of the Company for all Tax years or Tax periods beginning and ending after the Effective Time or, with respect to a Straddle Period, to the extent apportioned to the period beginning at and ending after the Effective Time in accordance with paragraph (a) of this section.
          (c) Tax Contests.
     (i) For periods following the Effective Time, the Purchaser on the one hand, and the Sellers on the other hand (as the case may be) who receives notice of a Tax proceeding shall promptly notify the other Party in writing of any proposed assessment or the commencement of any tax contest or any demand or claim on the Purchaser, its Affiliates, or the Company that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for an indemnification claim by a Party against another Party under paragraph (b) of this section (a “Tax Contest”). Such notice shall contain factual information (to the extent known to the Purchaser and the Sellers, its Affiliates or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.
     (ii) In the case of a Tax Contest that relates to taxable periods ending before or immediately prior to the Effective Time, the Sellers shall have the sole right, at their expense, to control the conduct of such Tax Contest; provided, however, that the Seller Representative shall seek Purchaser’s prior written consent of any settlement or compromise of such Tax Contest (which consent shall not be unreasonably withheld or delayed) of any resolution of the Tax Contest if such resolution materially adversely affects the computation of any item of income, expense, deduction, taxable income, credit or Tax liability for any period ending after the Effective Time.
     (iii) With respect to Straddle Periods, the Sellers may elect to direct and control any Tax Contest to the extent it involves any asserted Tax liability with respect to which indemnity may be sought from the Sellers pursuant to paragraph (b) of this section. The Purchaser shall direct and control any other such Tax Contest or portion thereof. If the Sellers elect to direct a Tax Contest, the Sellers shall within ten (10) calendar days of receipt of the notice of asserted Tax liability notify the Purchaser of their intent to do so, and the Purchaser shall cooperate and shall cause the Company to fully cooperate, at the Sellers’ expense, in each phase of such Tax Contest. If the Seller Representative elects to direct and control a Tax Contest with respect to a Straddle Period, the Sellers may not settle or compromise any asserted Tax liability that adversely affects the computation of any material item of income, expense, deduction, taxable income, credit, or Tax liability for any taxable period after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. If the Sellers elect not to direct the Tax Contest, the Purchaser or the Company may assume control of such Tax Contest (at the Purchaser’s own expense). However, in such case, neither the Purchaser nor the Company may settle or compromise any asserted Tax liability for which indemnification is to be sought under this paragraph (c) of this section or which would give rise to any other claim of indemnification without prior written consent of the Seller Representative; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed.
     (iv) The Purchaser and the Sellers agree to cooperate, and the Purchaser agrees to cause the Company to cooperate, in the defense against or compromise of any claim in any Tax Contest.
          (d) Tax Returns.
     (i) Purchaser, at its sole cost and expense, shall prepare, or cause to be prepared, on a basis consistent with past tax accounting practices all Tax Returns of the Company for all Tax periods ending on or prior to the Effective Time, and shall provide, or cause to be provided, to the Seller Representative a substantially final draft of each such Tax Return at least thirty (30) calendar days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review and filing by the Purchaser. The Seller Representative shall notify Purchaser within ten (10) calendar days of the receipt of such draft Tax Return of any reasonable objections the Seller Representative may have to any items set forth in such draft Tax Return, and the Seller Representative and the Purchaser agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. The Purchaser shall timely file, or cause to be timely filed, all such Tax Returns, and timely pay, or cause to be paid, when due, all Taxes shown due on such returns. One Business Day prior to the date on which such Tax Returns are filed, the Sellers shall pay the amount of Taxes shown due on such returns, but reduced by any Taxes that have been accrued as a liability that has been included in the computation of Net Working Capital of the Company as of the Effective Time, to the Purchaser or a Person designated by the Purchaser.
     (ii) The Purchaser shall timely prepare and file, or cause to be timely prepared on a basis consistent with past tax accounting practices (as it pertains to Straddle Periods) and filed, all Tax Returns of the Company for all Tax periods ending after the Effective Time (including Straddle Periods), and timely pay, or cause to be paid, when due, all Taxes shown due on such returns. The Purchaser shall provide, or cause to be provided, to the Seller Representative a substantially final draft of each such Tax Return, but only such Tax Returns that include a Straddle Period, with respect to which the Sellers may be responsible for the payment of any Tax at least 30 calendar days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by the Seller Representative. The Seller Representative shall notify the Purchaser within ten (10) calendar days of receipt of such Tax Return of any reasonable objections the Seller Representative may have to any items set forth in such draft Tax Return, and the Purchaser and the Seller Representative agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. One Business Day prior to the date on which such Tax Returns are filed, the Sellers shall pay to the Purchaser the amount of Taxes for which the Sellers are responsible under paragraph (b) of this section, but reduced by any Taxes that have been accrued as a liability that has been included in the computation of Net Working Capital of the Company as of the Effective Time.
     (iii) Neither the Purchaser nor the Company nor any of the subsidiaries of the Company shall file any amended Tax Return for any period that ends on or before the Closing Date without the prior written consent of the Sellers (not to be unreasonably withheld or delayed), except as required under applicable Legal Requirements and after the receipt by Sellers Representative of a copy of such Tax Return at least 30 days in advance of such filing.
          (e) Refunds. Any refunds, rebates, credits or overpayments of Taxes of the Company or any of the subsidiaries of the Company for any taxable period ending on or before the Effective Time shall be for the account of the Sellers. Any refunds, rebates, credits or overpayments of the Company or any subsidiaries of the Company for any taxable period beginning after the Effective Time shall be for the account of the Purchaser. Any refunds, rebates, credits or overpayments of Taxes of the Company or any of their subsidiaries for a Straddle Period shall be equitably apportioned between the Sellers and the Purchaser applying the rules and regulations of the Governmental Body applicable to such Tax Return.
          (f) Cooperation. After the Closing, the Purchaser and the Sellers shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company for all periods prior to or including the Closing Date and shall not destroy any such information, records and documents without the permission of the Purchaser. Sellers shall prepare and provide to the Purchaser any Tax information packages reasonably requested by Purchaser for the Purchaser’s use in preparing the Company’s Tax Returns, or alternatively, will provide reasonable access to the books and records containing such information. Such Tax information packages shall be completed by the Sellers and provided to Purchaser, or such reasonable access shall be provided, within sixty (60) calendar days after the request therefor. Each Party shall bear its own expenses in complying with the foregoing provisions.
     5.3. Restrictive Covenants.
          In consideration for the Noncompete Payment paid by the Purchaser to each of the Sellers and the Management Owners at Closing, the Sellers and the Management Owners agree as follows:
          (a) Commencing on the date of this Agreement, and ending on the fourth (4th) anniversary of the Closing, the Sellers and the Management Owners will treat and hold as confidential all of the Confidential Information of the Business, the Company, and the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, refrain from using any of the Confidential Information of the Business and of the Company, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information of the Business and of the Company which are in his or its possession. In the event that any Seller or Management Owner is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of the Business or of the Company, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, such Seller or Management Owner will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller or Management Owner is, on the advice of counsel, compelled to disclose any Confidential Information of the Business or of the Company, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, to any tribunal or else stand liable for contempt, such Seller or Management Owner may disclose the Confidential Information of the Business or of the Company, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, as the case may be, to the tribunal; provided, however, that such Seller or Management Owner shall use its or his reasonable efforts to obtain, at the reasonable request of the Purchaser and at the sole expense of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the

Confidential Information of the Business or of the Company, or the terms and conditions contained in this Agreement and in respect to the Contemplated Transactions, as the case may be, required to be disclosed as the Purchaser shall designate.
          (b) As a condition of the Purchaser entering into this Agreement, each of the Sellers and the Management Owners expressly covenants and agrees that for a period of four (4) years from and after the Closing Date within the Territory, each Seller and Management Owner will not, either directly or indirectly, on its or his own behalf, or in the service or on behalf of others, engage in or provide managerial, supervisory, sales, marketing, or consulting services or own (other than ownership of less than one percent of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System, and other than ownership of any voting securities of the Purchaser) a beneficial interest in, any Person which is engaged in, or is competitive with, the Business; provided, however, that the foregoing (i) shall not prevent Evan Hackel from providing services to any mortgage banking cooperative or serving on the board of directors of a mortgage banking cooperative (provided such services do not entail creating, forming, or managing any mortgage banking cooperative), or (ii) shall not prevent any Financial Investor from providing purchasing support services, real estate mortgage origination services, and other ancillary services, to the members of a mortgage banking cooperative, but only if such Financial Investor was providing such services prior to the Effective Time.
          (c) For a period of four (4) years from and after the Closing Date, each of the Sellers and the Management Owners will not, directly or indirectly, for itself, himself or for any other Person, solicit any of the customers, vendors, or preferred investors of the Company, who were customers, vendors, or preferred investors of the Company as of the Closing Date, for the purpose of competing with the Purchaser or the Company in the Business in the Territory; provided, however, that the foregoing (i) shall not prevent Evan Hackel from providing services to any mortgage banking cooperative or serving on the board of directors of a mortgage banking cooperative (provided such services do not entail creating, forming, or managing any mortgage banking cooperative), or (ii) shall not prevent any Financial Investor from providing purchasing support services, real estate mortgage origination services, and other ancillary services, to the members of a mortgage banking cooperative, but only if such Financial Investor was providing such services prior to the Effective Time.
          (d) For a period of four (4) years from and after the Closing Date, each of the Sellers and the Management Owners will not, directly or indirectly, for itself, himself or for any other Person, solicit any of the Cooperative Members, or any customers, vendors or preferred investors of the Cooperative, who were Cooperative Members, or customers, vendors or preferred investors of the Cooperative as of the Closing Date, for the purpose of competing with the Purchaser or the Company in the Business in the Territory; provided, however, that the foregoing (i) shall not prevent Evan Hackel from providing services to any mortgage banking cooperative or serving on the board of directors of a mortgage banking cooperative (provided such services do not entail creating, forming, or managing any mortgage banking cooperative), or (ii) shall not prevent any Financial Investor from providing purchasing support services, real estate mortgage origination services, and other ancillary services, to the members of a mortgage banking cooperative, but only if such Financial Investor was providing such services prior to the

Effective Time.
          (e) For a period of four (4) years from and after the Closing Date, each of the Sellers and the Management Owners will not, directly or indirectly, for itself, himself, or for any other Person, solicit, attempt to employ or enter into any contractual employment arrangement with any employee or independent contractor of the Company, who is an employee or independent contractor of the Company as of the Closing Date (other than employees terminated by the Company), for the purpose of competing with the Purchaser or the Company in the Business in the Territory; provided, however, that the foregoing (i) shall not prevent Evan Hackel from providing services to any mortgage banking cooperative or serving on the board of directors of a mortgage banking cooperative (provided such services do not entail creating, forming, or managing any mortgage banking cooperative), or (ii) shall not prevent any Financial Investor from providing purchasing support services, real estate mortgage origination services, and other ancillary services, to the members of a mortgage banking cooperative, but only if such Financial Investor was providing such services prior to the Effective Time.
          (f) Each Seller and Management Owner acknowledges that each Seller’s and Management Owner’s agreement to the restrictive covenants contained in this Section 5.3 was a condition of the Purchaser entering into this Agreement. Each Seller and Management Owner also acknowledges that the covenants contained in this Section 5.3 are reasonable in scope and duration. If any covenant in this Section 5.3 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Parties. Each Seller and Management Owner agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Section 5.3 and that the Purchaser may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 5.3. Each Seller and Management Owner hereby waives any requirement that the Purchaser post a bond or other security as a condition to receiving injunctive relief hereunder.
          (g) Notwithstanding anything contained herein to the contrary, for purposes of this Section 5.3, nothing shall prohibit: (i) Paramount Bond & Mortgage Co., Inc. from providing retail mortgage origination services; and (ii) Thomas Stern providing commercial real estate services; and (iii) the Management Owners from becoming employees of any of the Gershman family companies as long as there is no violation of the restrictive covenants set forth in Section 5.3.
     5.4. Audited Financial Statements.
          From and after the Closing, the Sellers shall, at the sole expense of the Purchaser, provide any reasonable assistance requested by the Purchaser to enable to the Purchaser to prepare, and file with the SEC no later than the seventy-fifth (75th) day following the Closing, audited financial statements of the Company for the periods ending December 31, 2009, and December 31, 2008 (the “Audited Financial Statements”). The cost of obtaining the Audited Financial Statements shall be at the sole cost and expense of the Purchaser and shall not be charged to Sellers or the Company.
     5.5. Access to Books and Records.
          (a) From and after the Closing, Purchaser shall, and shall cause the Company to provide Seller Representative, Sellers and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, the books and records of the Company to the extent relating to periods prior to the Effective Time, in connection with any Seller Tax filings, or for the purposes of defending any claim brought by any Person involving the Sellers or pursuant to this Agreement or for any other reasonable purpose. Unless otherwise consented to in writing by Seller Representative, Purchaser shall not permit the Company for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company, relating to periods prior to the Effective Time without first giving reasonable prior written notice to Seller Representative and offering to surrender to Seller Representative such books and records or such portions thereof.
          (b) Within five (5) Business Days following the Closing Date, the Management Owners shall provide to the Purchaser copies of (i) all declarations sheets with respect to the policies of insurance to which the Company has been a party or under which the Company has been covered since January 1, 2006, and (ii) those Contracts set forth on Schedule 3.11(a) which are designated to be delivered to the Purchaser following the Closing.
     5.6. PIA Payments.
          (a) In the event that the Company shall enter into a PIA on or before the six (6) month anniversary of the Closing Date, each of the Management Owners, collectively, may be entitled to receive additional contingent payments (collectively, the “PIA Payments”) in the manner described in this Section 5.6. It is acknowledged and agreed that for any period commencing after the Measurement Period ending on the third (3rd) anniversary of the date of the PIA, no new PIA Payments shall commence accruing or be payable.
          (b) The PIA Payments shall be calculated as follows:
     (i) As further described in this Section 5.6, following the end of each Measurement Period, the Purchaser shall calculate (x) the EBITDA of the Company during such Measurement Period, and (y) the Net Revenues during such Measurement Period.
     (ii) Subject to the limitations contained in Section 5.6(b)(iii) below, with respect to each respective Measurement Period, in the event that the EBITDA of the Company equals an amount set forth in the left-hand column of the chart attached hereto as Exhibit A, then each of the Management Owners, collectively, shall be entitled to a PIA Payment equal to the amount set forth in the corresponding row in the right-hand column of the chart attached hereto as Exhibit A.

     (iii) Notwithstanding the provisions of Section 5.6(b)(ii) above, in the event that (x) any one of Scott M. Stern, Timothy C. Stern, or Barry O. Sandweiss is not a full-time employee of the Purchaser, the Company, or any of their Affiliates or is under notice of resignation, as of the last day of the applicable Measurement Period, then the PIA Payment otherwise payable pursuant to Section 5.6(b)(ii) above shall be multiplied by 0.67, (y) any two of Scott M. Stern, Timothy C. Stern, or Barry O. Sandweiss is not a full-time employee of the Purchaser, the Company, or any of their Affiliates or is under notice of resignation, as of the last day of the applicable Measurement Period, then the PIA Payment otherwise payable pursuant to Section 5.6(b)(ii) above shall be multiplied by 0.33, and (z) each of Scott M. Stern, Timothy C. Stern, and Barry O. Sandweiss is not a full-time employee of the Purchaser, the Company, or any of their Affiliates or is under notice of resignation, as of the last day of the applicable Measurement Period, then no PIA Payment shall be payable hereunder; provided, however, that the provisions of this Section 5.6(b)(ii) shall not apply if the employment of any such Management Owner is terminated without cause (as such term is defined in the applicable Employment Agreement), Purchaser or such other employer is in material breach of such respective Employment Agreement (as determined by a court of competent jurisdiction evidenced by a final non-appealable judgment), or due to the death or disability (as such term is defined in the applicable Employment Agreement) of such Management Owner.
          (c) Any amount or calculation to be made in connection with the PIA Payments shall be determined or made in accordance with GAAP. All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.
          (d) Within thirty (30) days following the last day of the calendar month in which the end of each applicable Measurement Period occurs, the Purchaser shall, at its expense, conduct a financial review of the Company, and in connection with such review, shall prepare a statement of the EBITDA of the Company during such Measurement Period, and the Net Revenues during such Measurement Period, and if applicable, a statement calculating the PIA Payment payable with respect to such Measurement Period (the “PIA Statement”). Promptly after completion of the review and the preparation of the PIA Statement (but in no event later than thirty (30) days following the last day of the calendar month in which the end of the applicable Measurement Period occurs), the Purchaser shall deliver to the Seller Representative a copy of such PIA Statement, together with copies of such computations and all reasonable supporting documentation. During the thirty (30) days immediately following receipt of the PIA Statement by the Seller Representative, the Seller Representative and its accountants shall be entitled to review the PIA Statement and any working papers, trial balances and similar materials relating to the PIA Statement prepared by the Purchaser or its accountants, and the Purchaser shall provide the Seller Representative and its accountants with reasonable access, during the Purchaser’s normal business hours, to the Purchaser’s personnel, properties, books and records for the sole purpose of verifying the PIA Statement.
          (e) The PIA Statement shall become final and binding upon the Parties on the first (1st) day following written notice from the Seller Representative that the PIA Statement is agreed to, or in the absence of such notice, on the thirty-first (31st) day following delivery of such PIA Statement, unless the Seller Representative gives written notice to the Purchaser of its disagreement with the PIA Statement (a “Notice of Disagreement with PIA Statement”) prior to such date. Any Notice of Disagreement with PIA Statement shall specify in reasonable detail the nature of any disagreement so asserted.
          (f) If a timely Notice of Disagreement with PIA Statement is received by the Purchaser with respect to the PIA Statement, then the PIA Statement shall become final and binding upon the Parties on the earlier of (i) the date the Purchaser and the Seller Representative resolve in writing all differences they have with respect to the matters specified in a Notice of Disagreement with PIA Statement, or (ii) the date the matters in dispute are finally resolved in writing by the Arbitrator in the manner described in Section 5.6(g) below.
          (g) During the thirty (30) days immediately following the delivery of any Notice of Disagreement with PIA Statement, the Purchaser and the Seller Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement with PIA Statement. If such differences have not been resolved by the end of such thirty (30)-day period, the Purchaser and the Seller Representative shall submit to the Arbitrator for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement with PIA Statement, and the Arbitrator shall reach a final, binding resolution of all matters which remain in dispute within sixty (60) days after such dispute is referred to the Arbitrator. The Sellers on the one hand, and the Purchaser on the other hand, shall bear all costs and expenses incurred by him or it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne by the Sellers and the Purchaser in such proportion as the Arbitrator shall determine based on the relative merit of the position of the Parties. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.
          (h) If a PIA Payment is payable with respect to the applicable Measurement Period, the Purchaser shall pay such PIA Payment to the Management Owners, subject to adjustment in Section 5.6(b)(iii), pro-rata based on the percentages set forth on Schedule 5.6(h) hereto, on the fifth (5th) Business Day following the Seller Representative’s agreement to, or final resolution of, the PIA Statement.
     5.7. Titleserv Proceeding.
          (a) In the event the Company shall not enter into the Titleserv Settlement on or before the sixtieth (60th) day following the Closing Date, then each of the Management Trusts and the Management Owners, jointly and severally, shall (i) on the first (1st) Business Day following the sixtieth (60th) day following the Closing Date, pay to the Purchaser Fifty Thousand Dollars ($50,000.00), and (ii) on the fifteenth (15th) day of each calendar month following the payment in clause (i) above, for a period of fourteen (14) consecutive months, pay to the Purchaser Twelve Thousand Five Hundred Dollars ($12,500.00); it being acknowledged that if payments are due pursuant to this Section 5.7, then the aggregate payments to the Purchaser by the Management Trusts and the Management Owners shall equal Two Hundred Twenty Five

Thousand Dollars ($225,000.00).
          (b) In the event the Company shall enter into the Titleserv Settlement on or before the sixtieth (60th) day following the Closing Date, but the aggregate payments contemplated by the Titleserv Settlement shall be less than Two Hundred Twenty Five Thousand Dollars ($225,000.00), then each of the Management Trusts and the Management Owners, jointly and severally, shall on the fifth (5th) Business Day following the date of the Titleserv Settlement, pay the Purchaser the difference between (x) Two Hundred Twenty Five Thousand Dollars ($225,000.00), less (y) the aggregate payments contemplated by the Titleserv Settlement.
6. CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE
     The Purchaser’s obligation to effect the Closing and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser in writing, in whole or in part):
     6.1. Accuracy of Representations; Performance of the Sellers and the Management Owners.
          (a) The representations and warranties of the Sellers and the Management Owners in this Agreement must have been accurate in all respects as of the date of this Agreement.
          (b) The covenants and obligations that the Sellers and the Management Owners are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) The Sellers and the Management Owners must have delivered each of the following additional executed documents:
     (i) certificates, in form suitable for transfer, registered in the name of the Sellers, evidencing the Shares, endorsed in blank, and with all necessary transfer tax stamps attached thereto;
     (ii) such instruments and documents as may be reasonably requested by the Purchaser in order to complete the transfer of the Shares, including, without limitation, stock powers, powers of attorney, and assignment and assumption agreements, each in form and substance satisfactory to the Purchaser (collectively, the “Conveyancing Documents”);
     (iii) resignations of each of the managers and officers of the Company, in form and substance satisfactory to the Purchaser;
     (iv) a certificate executed by each of the Sellers and the Management Owners representing and warranting to the Purchaser that each of the representations and warranties of the Sellers and the Management Owners in this Agreement was accurate in all respects as of the date of this Agreement;

     (v) with respect to each Seller who is not a natural person other than a trust, a certificate of the Secretary of such Person as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and good standing of such Person, and a copy of the resolutions adopted by the board of directors, board of managers, trustees, and the equity interestholders, of such Person with respect to the Contemplated Transactions, and with respect to each Seller who is a trust, a certificate of the trustee of such trust as to the authority of such trustee to act on behalf of such trust with respect to the Contemplated Transactions, and containing a copy of the trust agreement evidencing the same;
     (vi) an affidavit of each Seller, as provided in Section 1445(b)(2) of the IRC, stating under penalties of perjury that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the IRC;
     (vii) the Indemnity Escrow Agreement, executed by each Seller and the Escrow Agent;
     (viii) the Put Escrow Agreement, executed by each of the Management Trusts and the Escrow Agent;
     (ix) the Rights Agreement, executed by each Seller receiving the Stock Payment at Closing;
     (x) the Put Option Agreement, executed by each of the Management Trusts;
     (xi) the Put Security Agreement, executed by each of the Company and Scott M. Stern, as collateral agent;
     (xii) the Put Pledge Agreement, executed by each of the Company and Scott M. Stern, as collateral agent;
     (xiii) Employment Agreements, executed by each of Scott M. Stern, Timothy C. Stern, and Barry O. Sandweiss, respectively;
     (xiv) a Release Agreement, executed by the Company, each Seller and each Management Owner;
     (xv) the Collateral Agency Agreement, executed by each of the Management Trusts and Scott M. Stern, as collateral agent; and
     (xvi) the Funds Flow and Settlement Statement, executed by the Sellers and the Management Owners.
          (d) The Required Approvals shall have been obtained.
          (e) The Company and/or the Sellers shall have paid in full all outstanding Indebtedness of the Company.

          (f) The Sellers shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the termination of all Equity Rights and the release of all Liability with respect to the Equity Rights.
          (g) The Sellers shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser of the termination all Company Qualified Plans effective prior to the Closing Date, including the adoption of plan amendments and appropriate resolutions by the board of managers of the Company.
          (h) The Sellers shall have delivered to the Purchaser evidence reasonably satisfactory to the Purchaser that each of those certain preferred investor agreements between the Company on the one hand, and those third parties set forth on Schedule 6.1(h) on the other hand, have been renewed and have terms which extend at least twelve (12) months following the date of such renewal in 2010.
     6.2. Release of Security Interests.
          Subject to certain permitted obligations set forth in this Agreement, the Sellers shall have satisfied, and shall have caused the Company to satisfy, all obligations owed to its respective creditors necessary to release all Security Interests on the assets of the Company and on the Shares, and otherwise permit the Purchaser to obtain clear title to, the Shares and the assets of the Company or, at the Purchaser’s option, shall have obtained payoff letters and releases from such creditors, in form and substance satisfactory to the Purchaser, which contain payoff and release information with respect to the satisfaction such obligations and the release of all such Security Interests, and provided such payoff letters to the Purchaser.
     6.3. Additional Documents.
          Each of the following documents shall have been delivered to the Purchaser:
          (a) all transfer ledgers and minute books of the Company; and
          (b) such other documents as the Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of the representations and warranties of the Sellers and the Management Owners, (ii) evidencing the performance by the Sellers and the Management Owners of, or the compliance by the Sellers and the Management Owners with, any covenant or obligation required to be performed or complied with by the Sellers and the Management Owners, (iii) evidencing the satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
7. CONDITIONS PRECEDENT TO THE SELLERS’ AND THE MANAGEMENT OWNERS’ OBLIGATION TO CLOSE
     The Sellers’ and the Management Owners’ obligation to effect the Closing and to take the other actions required to be taken by the Sellers and the Management Owners at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller Representative in writing, in whole or in part):

     7.1. Accuracy of Representations; the Purchaser’s Performance.
          (a) The Purchaser’s representations and warranties in this Agreement must have been accurate in all respects as of the date of this Agreement.
          (b) The covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.
          (c) The Purchaser must have delivered each of the following additional executed documents:
     (i) the Indemnity Escrow Agreement, executed by the Purchaser;
     (ii) the Put Escrow Agreement, executed by the Purchaser;
     (iii) the Rights Agreement, executed by the Purchaser;
     (iv) the Put Option Agreement, executed by the Purchaser;
     (v) the Put Pledge Agreement, executed by the Purchaser;
     (vi) the Employment Agreements, executed by Altisource Solutions, Inc. and the Purchaser;
     (vii) the Funds Flow and Settlement Statement, executed by the Purchaser;
     (viii) the Conveyancing Documents, executed by the Purchaser, to the extent a party thereto;
     (ix) a certificate executed by the Purchaser representing and warranting to the Sellers and the Management Owners that each of the Purchaser’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement; and
     (x) a certificate of an officer of the Purchaser as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and good standing of the Purchaser, and a copy of the resolutions adopted by the board of directors of the Purchaser with respect to the transactions contemplated by this Agreement.
          (d) The Required Approvals shall have been obtained.
     7.2. Additional Documents.
          The Purchaser must have caused to be delivered to the Sellers and the Management Owners such other documents as the Sellers and the Management Owners may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Purchaser, (ii) evidencing the performance by the Purchaser of, or the compliance by the Purchaser with, any covenant or obligation required to be performed or complied with by the Purchaser, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.
8. INDEMNIFICATION; REMEDIES
     8.1. Survival.
          All representations, warranties, covenants, rights, and obligations in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Section 6.1(c)(iv) and Section 7.1(c)(ix), and any other certificate or document delivered pursuant to this Agreement will survive the Closing, subject to the limitations described in this Section 8. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.
     8.2. Indemnification and Payment of Damages by the Sellers and the Management Owners.
          After the Closing, subject to the limitations set forth in this Section 8, each of the Management Trusts and each of the Management Owners, jointly and severally, and each of the Financial Investors, severally and not jointly and limited to the amount of the Purchase Price received by such Financial Investor, shall indemnify and hold harmless the Purchaser and its Representatives, shareholders, controlling persons, and Affiliates (collectively, the “Purchaser Indemnified Persons”) for, and will pay to the Purchaser Indemnified Persons the amount of, any loss, Liability, claim, damage (including, but only with respect to claims asserted by and paid to a third party, incidental, consequential, and punitive damages and diminution of value), expense (including costs of investigation and defense and reasonable attorneys’ and experts’ fees and disbursements), whether or not involving a third-party claim (collectively, “Damages”), to the extent resulting from: (i) any breach of any representation or warranty made by the Sellers and the Management Owners in Section 3 of this Agreement, the Disclosure Schedule, or in the Transaction Documents delivered by the Sellers and the Management Owners pursuant to this Agreement; (ii) any breach by the Sellers or the Management Owners of any covenant or obligation of the Sellers or the Management Owners in this Agreement; (iii) any Liability of the Company with respect to any Proceeding relating to circumstances, occurrences, events, acts, or omissions occurring prior to the Effective Time, whether or not such Proceeding was commenced before, at, or after the Effective Time, and including, without limitation, the Titleserv Proceeding and those other Proceedings set forth on Schedule 3.8; (iv) any amount or Liability which would have been reflected on the Financial Statements, had such Financial Statements been prepared in accordance with GAAP; (v) any fact, circumstance, or Liability which would have been included on the Disclosure Schedules, had all references to “Knowledge”, “Knowledge of the Management Owners”, or words of similar import, been eliminated from Section 3.5 [Taxes] herein; (vi) any fact, circumstance, or Liability which would have been included on the Disclosure Schedules, had all references to “Knowledge”, “Knowledge of the Management Owners”, or words of similar import, been eliminated from Section 3.6 [Employee Benefits] herein; (vii) any failure of Titleserv, Inc. to pay any amounts due or owing to the Company in accordance with the terms of the Titleserv Settlement; or (viii) the failure or inability of the Company to resolve, settle, or dismiss the matters in dispute pursuant to the Titleserv Proceeding on or prior to the sixtieth (60th) day following the Closing Date.
     8.3. Indemnification and Payment of Damages by the Purchaser.
          After the Closing, subject to the limitations set forth in this Section 8, the Purchaser will indemnify and hold harmless the Sellers and the Management Owners, and their respective Representatives, members, controlling persons, and Affiliates (collectively, the “Seller Indemnified Persons”) and will pay to the Seller Indemnified Persons the amount of any Damages arising out of or otherwise by virtue of: (i) any breach of any representation or warranty made by the Purchaser in Section 4 of this Agreement or in the Transaction Documents delivered by the Purchaser pursuant to this Agreement; or (ii) any breach by the Purchaser of any covenant or obligation of the Purchaser in this Agreement or the Transaction Documents.
     8.4. Time Limitations.
          (a) If the Closing occurs, the Sellers and the Management Owners will not have any liability (for indemnification or otherwise) with respect to the Operational Representations or the indemnification set forth in Section 8.2(iv) herein, unless on or before the twenty-four (24)-month anniversary of the Closing Date, the Purchaser notifies the Sellers and the Management Owners of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser. A claim with respect to any Ultra-Fundamental Representation, Fundamental Representation, or a claim for indemnification or reimbursement based upon any other provision of this Agreement other than the Operational Representations, or any covenant or obligation to be performed and complied by the Sellers or the Management Owners, may be made at any time, subject to the applicable statute of limitations. A claim with respect to any of the representations or warranties of the Purchaser, or a claim for indemnification or reimbursement based upon any other provision of this Agreement, or any covenant or obligation to be performed and complied by the Purchaser, may be made at any time, subject to the applicable statute of limitations.
          (b) No claim for indemnification hereunder for breach of any representation, warranty or covenant may be made after the expiration of the survival period applicable to such representation, warranty or covenant; provided, that any representation, warranty, or covenant in respect of which indemnity may be sought under Section 8.2 or under Section 8.3, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Section 8.4(a) if reasonably detailed written notice of the breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time.

     8.5. Limitations on Amount — the Sellers and the Management Owners.
          (a) The Sellers and the Management Owners shall have no liability for Damages with respect to any claim for indemnification or reimbursement based on a breach of any Operational Representations or with respect to the indemnification set forth in Section 8.2(iv) herein unless and until the cumulative aggregate amount of all Damages which are otherwise recoverable by the Purchaser Indemnified Persons as a result of breaches of the Operational Representations or with respect to the indemnification set forth in Section 8.2(iv) herein, taken collectively, equals or exceeds One Hundred Fifty Thousand Dollars ($150,000.00) (the “Basket”), in which case the Sellers and the Management Owners shall be liable for only those Damages in excess of the Basket.
          (b) The Sellers’ and the Management Owners’ maximum liability for Damages with respect to a claim for indemnification or reimbursement based upon a breach of the Operational Representations or with respect to the indemnification set forth in Section 8.2(iv) herein shall be limited to and shall not exceed, and shall be satisfied solely from, the General Escrow Amount. The Sellers’ and the Management Owners’ maximum liability for Damages with respect to a claim for indemnification or reimbursement based upon a breach of the Fundamental Representations, or with respect to the indemnification set forth in Section 8.2(v) and Section 8.2(vi) herein, shall be limited to and shall not exceed fifty percent (50%) of the Total Consideration. The Sellers’ and the Management Owners’ maximum liability for Damages with respect to a claim for indemnification or reimbursement based upon a breach of the Ultra-Fundamental Representations, or a claim for indemnification or reimbursement based upon any other provision of this Agreement other than the Operational Representations or the Fundamental Representations, or any covenant or obligation to be performed and complied by the Sellers and the Management Owners, shall be limited to and shall not exceed the Total Consideration. Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that (i) no Financial Investor shall be liable for any amounts under this Agreement which exceed that portion of the Purchase Price paid to such Financial Investor, and (ii) the aggregate liability of the Sellers and the Management Owners to the Purchaser under this Agreement shall not exceed the Total Consideration.
     8.6. Limitations on Amount —the Purchaser.
          The Purchaser’s maximum liability for Damages with respect to a claim for indemnification or reimbursement based on a breach of this Agreement shall be limited to and shall not exceed, in the aggregate, the Total Consideration.
     8.7. Indemnity Escrow Agreement.
          As security for the indemnification obligations of the Sellers and the Management Owners under this Agreement, the Purchaser, the Sellers, and the Escrow Agent shall enter into the Indemnity Escrow Agreement as of the Closing Date, which shall be funded with (i) Three Hundred Fourteen Thousand, One Hundred And Thirty-Five (314,135) shares of common stock at Closing, and (ii) such amount of shares of common stock of Purchaser payable by Sellers within two (2) days after Closing in order for the total number of shares in escrow valued at $16.84 per share to equal 10% of the final Purchase Price, determined in accordance with

GAAP (collectively, the “General Escrow Amount”). The amounts held in the Indemnity Escrow Agreement shall be held for a period of twenty four (24) months; provided, however, that (i) fifty percent (50%) of the General Escrow Amount, less the amount of any claims for Damages asserted by the Purchaser in excess of the Basket (if applicable), shall be released to the Sellers on the twelve (12) month anniversary of the Closing Date, and (ii) upon the expiration of such twenty four (24) month anniversary of the Closing Date, an amount equal to the General Escrow Amount, less the amount of any claims for Damages asserted by the Purchaser in excess of the Basket (if applicable), shall be released to the Sellers. The unsatisfied claims for Damages asserted by the Purchaser in excess of the Basket (if applicable) prior to the date thereof shall remain in escrow pending resolution of such claims. For the purpose of calculating disbursements from the General Escrow Amount, the Parties acknowledge and agree that each share of common stock of the Purchaser shall have a value of Sixteen and 84/100 Dollars ($16.84), subject to adjustment for any change in the number of shares of common stock of the Purchaser due to stock split, stock dividend, or recapitalization. Amounts held under the Indemnity Escrow Agreement shall be the exclusive source of indemnification for breaches of any of the Operational Representations or with respect to the indemnification set forth in Section 8.2(iv) herein, but otherwise shall be a non-exclusive source of indemnification hereunder.
     8.8. Right of Set-Off.
          (a) Each Seller and Management Owner acknowledges that, in the event of a breach of the Ultra-Fundamental Representations, the Fundamental Representations, or the provisions of Section 5.3 [Restrictive Covenants] herein, the Purchaser shall have the right to set-off any money damages suffered by the Purchaser from any amounts otherwise payable by the Purchaser to the Sellers or the Management Owners pursuant to this Agreement, including, without limitation, any PIA Payment; provided, however, Purchaser shall not have any right to set-off against any proceeds to be received by a Management Owner under an applicable Employment Agreement.
          (b) The Purchaser acknowledges that, in the event of a breach of its representations and warranties, or a claim for indemnification or reimbursement based upon any other provision of this Agreement, or any covenant or obligation to be performed and complied by the Purchaser, the Sellers and the Management Owners shall have the right to set-off any money damages suffered by the Sellers and the Management Owners from any amounts otherwise payable by the Sellers or the Management Owners to the Purchaser pursuant to this Agreement.
          (c) In the event the Purchaser, any Seller, or any Management Owner elects to exercise its right of set-off pursuant to this Section 8.8, then amounts otherwise payable by a Party to such other Party shall be paid to the Escrow Agent pursuant to a written escrow agreement which requires any disbursement of such funds to be made by the Escrow Agent only pursuant to (i) a joint written direction by each applicable Party, or (ii) a final non-appealable judgment issued by a court of competent jurisdiction, or in the case of any action or proceeding relating to or arising out of any breach of the Operational Representations, by those arbitrators contemplated by Section 9.4(a) below.
     8.9. Procedure for Indemnification — Third Party Claims.

          (a) Promptly after receipt of notice of the commencement of any Proceeding against an indemnified party under Section 8.2 or Section 8.3, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
          (b) If any Proceeding referred to in Section 8.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten business (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party provided such indemnified party acts in good faith in the assumption of such defense of such Proceeding.
          (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
          (d) The Parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on such Persons with respect to such a claim anywhere in the world.
     8.10. Procedure for Indemnification — Other Claims.
          A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
     8.11. Exclusive Remedy.
          Notwithstanding anything contained in this Agreement to the contrary, after the Closing, other than with respect to an intentional misrepresentation or fraud, the indemnification provisions of this Section 8 shall constitute the sole and exclusive remedy of the Parties for any and all Damages or other claims relating to or arising from this Agreement. In no event shall any indemnified party be entitled to recover or make a claim for any amounts in respect of punitive damages, consequential damages, incidental damages or any other damages other than actual damages; provided, however, that pursuant to a claim asserted by and paid to a third-party, an indemnified party shall be entitled to recover or make a claim for those actual damages, punitive damages, consequential damages, incidental damages or any other damages asserted by and paid to such third party.
     8.12. Determination of Damages Amount.
          Notwithstanding any other provision set forth herein to the contrary, the amount of any indemnification payable under any of the provisions of this Agreement shall be net of any insurance proceeds or other recoveries from third parties actually paid to the indemnified Party by reason of the facts and circumstances giving rise to such indemnification. Notwithstanding anything herein to the contrary, (i) in no event shall the total recovery exceed the Damages incurred by the indemnified party, and (ii) in no event shall the Purchaser recover Damages from the Sellers or the Management Owners if such Damages were set forth on the face of the Closing Net Working Capital Statement, or were taken into account when preparing the Closing Net Working Capital Statement in accordance with GAAP.
9. GENERAL PROVISIONS
     9.1. Expenses.
          Except as otherwise expressly provided in this Agreement, each Party will bear its own expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants (whether consummated or not).
     9.2. Public Announcements.
          No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior written approval of the other Party, except that either the Seller Representative or the Purchaser, upon prior written notice to the other, may make any public disclosure it believes in good faith is required by applicable Legal Requirements, or in the case of the Purchaser, any listing or trading agreement concerning the publicly-traded securities of the Purchaser; provided, however, the Purchaser and the Seller Representative shall each have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.
     9.3. Notices.
          All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other Parties):
If to the Sellers or the Management Owners:
Scott M. Stern,
as Seller Representative
801 Newcastle
St. Louis, Missouri 63132
Telephone: (314) 292-7935
Telecopier: (314) 567-4355
with a copy to:
Gallop, Johnson & Neuman, L.C.
Interco Corporate Tower
101 S. Hanley Road, Suite 1700
St. Louis, Missouri 63105
Attention: Robert H. Epstein, Esq. and Richard A. Yawitz, Esq.
Telephone: (314) 615-6000
Telecopier: (314) 615-6001
If to the Purchaser, to:
Altisource Portfolio Solutions S.A.
2 rue Jean Bertholet
L-1233 Luxembourg
Attention: William B. Shepro and Kevin J. Wilcox
Telephone: +(352) 2469-7902
Telecopier: +(352) 2744-9499
with a copy to:
Bryan Cave LLP
One Atlantic Center, Fourteenth Floor

1201 West Peachtree Street, N.E.
Atlanta, Georgia 30309-3488
Attention: Richard H. Miller, Esq. and Louis C. Spelios, Esq.
Telephone: (404) 572-6600
Telecopier: (404) 572-6999
     9.4. Jurisdiction; Service of Process.
          (a) Any action or proceeding relating to or arising out of any breach of the Operational Representations shall be settled by arbitration as hereinafter provided which shall be the sole and exclusive procedure for the resolution of any such dispute. Within ten (10) calendar days after receipt of written notice from the Purchaser on the one hand, or the Seller Representative on the other hand (each, a “Submitting Person”) that it is submitting the matter to arbitration, each Submitting Person shall designate in writing one arbitrator to resolve the dispute who shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation or if they fail to do so, with the third arbitrator to be selected as promptly as practicable in accordance with the procedure established by the American Arbitration Association at such time. The arbitrators so designated shall each be a lawyer experienced in commercial and business affairs who is not an employee, consultant, officer or director of any party or any Affiliate of any Party and who has not received any compensation, directly or indirectly, from any Party hereto or any Affiliate of any Party during the two (2) year period preceding the notice of arbitration. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall have sole discretion with regard to the admissibility of evidence. The arbitration panel shall have the right to grant equitable relief in their discretion, and to award claims for specific performance. The right of each Submitting Person to move for preliminary injunction or other temporary relief before any court having jurisdiction to preserve its rights hereunder shall remain unaffected. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings. The determination of the arbitrators as to the resolution of any dispute shall be binding and conclusive upon all Parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the Parties hereto. Each Submitting Person shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration. The fees of the third arbitrator shall be paid fifty percent (50%) by each of the Submitting Persons. Any arbitration pursuant to this Section 9.4(a) shall be conducted in English in Wilmington, Delaware. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the parties hereby consent and commit themselves to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award.
          (b) Except as provided in Section 9.4(a) above, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND

ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.5. Further Assurances.
          The Parties agree, without further compensation, (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement, the documents referred to in this Agreement, and the Contemplated Transactions.
     9.6. Waiver.
          The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     9.7. Entire Agreement and Modification.
          This Agreement supersedes all prior agreements between the Parties (except for confidentiality agreements or similar agreements executed with respect to the Contemplated Transactions) with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by each of the Parties.
     9.8. Disclosure Schedule.
          (a) If and to the extent any information required to be furnished in a particular Disclosure Schedule attached hereto is contained in this Agreement or in any other Disclosure Schedule (or updated schedule), such information shall be deemed to be included in such particular schedule to the extent that it is reasonably apparent on its face that the disclosure in such other schedule (or updated schedule) applies to the information requirement for the particular schedule. The inclusion of any information in any Disclosure Schedule (or updated schedule) shall not be deemed to be an admission or acknowledgment by the Sellers or the Management Owners, in and of itself, that such information is material or outside the Ordinary Course.

          (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception set forth in the Disclosure Schedule in accordance with Section 9.8(a) above), the statements in the body of this Agreement will control.
          (c) No due diligence conducted by the Purchaser shall limit or be used as a defense by the Sellers or the Management Owners with respect to any claim of breach of a representation, warranty or covenant by the Sellers or the Management Owners under this Agreement.
     9.9. Obligations; Assignments, Successors, and No Third-Party Rights.
          The obligations and liabilities of the Management Trusts and the Management Owners under the Transaction Documents shall be joint and several. No Party may assign all or any portion of its rights under this Agreement without the prior consent of the other Parties, except that the Purchaser may assign any of its rights under this Agreement to any Affiliate of the Purchaser without the consent of the Sellers or the Management Owners, but no such assignment will release the Purchaser from any obligations hereunder. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. The acquisition by the Purchaser of the Shares, and the transfer thereof by the Sellers, shall in no way expand the rights or remedies of any third party against the Purchaser or its officers, directors, employees, stockholders, and advisors as compared to the rights and remedies which such third party would have had against the Sellers had the Purchaser not acquired the Shares. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.
     9.10. Severability.
          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     9.11. Section Headings; Construction.
          The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     9.12. Time of Essence.
          With regard to all dates and time periods set forth or referred to in this

Agreement, time is of the essence.
     9.13. Governing Law.
          This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.
     9.14. Specific Performance.
          Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.
     9.15. Counterparts.
          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     9.16. Seller Representative.
          (a) Each of the Sellers and the Management Owners hereby irrevocably constitutes and appoints the Seller Representative, acting as hereinafter provided, as his and its attorney-in-fact and agent in its name, place and stead in connection with the transactions contemplated by this Agreement and matters arising therefrom subsequent to the date hereof, and acknowledges that such appointment is coupled with an interest. By executing and delivering this Agreement, the Seller Representative hereby (i) accepts his appointment and authorization as Seller Representative to act as attorney-in-fact and agent in the name, place and stead of each of the Sellers and the Management Owners in accordance with the terms of this Agreement, and (ii) agrees to perform his duties and obligations hereunder.
          (b) Each Seller and Management Owner authorizes the Seller Representative in the name and on behalf of such Seller and Management Owner:
     (i) to give and receive any notice required or permitted under this Agreement;
     (ii) to exercise any rights and to take any action required or permitted to be taken under this Agreement;
     (iii) to negotiate, execute and deliver any amendment to or modification of this Agreement or any of the provisions hereof and any waiver or consent hereunder;

     (iv) to dispute or to refrain from disputing any claim made by the Purchaser under this Agreement and any other agreements, instruments and documents to be delivered by or on behalf of such Seller or Management Owner pursuant to this Agreement;
     (v) to negotiate and compromise any dispute which may arise, and to exercise or refrain from exercising remedies available under this Agreement and the other agreements, instruments and documents delivered or to be delivered by or on behalf of such Seller or Management Owner pursuant to this Agreement and to sign any releases or other documents with respect to any such dispute or remedy; and
     (vi) to give such instructions and to do such other things and refrain from doing such other things as the Seller Representative shall deem necessary or appropriate to carry out the provisions of this Agreement and any other agreements, instruments and documents delivered or to be delivered by or on behalf of such Seller or Management Owner pursuant to this Agreement.
          (c) Each of the Sellers and Management Owners agrees to be bound by all agreements and determinations made, and agreements, documents and instruments negotiated, executed and delivered by the Seller Representative under this Agreement.
          (d) Each of the Sellers and Management Owners hereby expressly acknowledges and agrees that the Seller Representative is authorized to act in his and its name and on his and its behalf with respect to the matters expressly set forth in this Agreement to be performed by Seller Representative. Notwithstanding any dispute or disagreement among the Sellers, the Management Owners, and/or the Seller Representative, subject to the limitation in the preceding sentence, the Purchaser shall be entitled in good faith to rely on any and all action taken by the Seller Representative under this Agreement and the other agreements, instruments and documents to be delivered by or on behalf of the Sellers and the Management Owners pursuant to this Agreement without any liability to, or obligation to inquire of, any of the Sellers or the Management Owners. The Purchaser is hereby expressly authorized in good faith to rely on the genuineness of the signatures of the Seller Representative, and upon receipt of any writing which reasonably appears to have been signed by the Seller Representative, the Purchaser may act upon the same in good faith without any further duty of inquiry as to the genuineness of the writing.
          (e) If Scott M. Stern, as the Seller Representative, ceases to function for any reason whatsoever, then Timothy C. Stern shall serve as the successor Seller Representative; if Timothy C. Stern ceases to function as the Seller Representative for any reason whatsoever, then Sellers who prior to the transactions contemplated by this Agreement held (or their successors in interest) a majority of the equity interests of the Company may appoint a successor; provided, however, that if for any reason no successor has been appointed pursuant to the foregoing within thirty (30) days, then the Purchaser shall have the right but not the obligation to petition a court of competent jurisdiction for appointment of a successor.
          (f) The authorization of the Seller Representative shall be effective until such rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Sellers and the Management Owners hereunder.
          (g) The Seller Representative shall not be liable for any acts or omissions under this Section 9.16 except for his own gross negligence or willful misconduct. Each Seller and Management Owner agrees to indemnify and to save and hold harmless the Seller Representative of, from, against and in respect of any claim, action, cause of action, cost, liability or expense suffered or incurred by or asserted against the Seller Representative based upon or arising out of the performance by the Seller Representative of any act, matter or thing pursuant to the appointment herein made, except that no Seller or Management Owner shall be held or required to indemnify or to save or hold harmless the Seller Representative for the gross negligence or willful misconduct of the Seller Representative in the performance of his duties hereunder.
     9.17. Acknowledgment by the Purchaser.
          THE PURCHASER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS AND THE MANAGEMENT OWNERS CONTAINED IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE MANAGEMENT OWNERS TO THE PURCHASER IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, AND THE PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS AND THE MANAGEMENT OWNERS.
     9.18. Transfer Taxes.
          Notwithstanding anything herein to the contrary, the Sellers will pay, and will indemnify and hold the Purchaser harmless against, any transfer, stamp, stock transfer, recording or other similar tax imposed on the transfer of the Shares, whether assessed against the Company or one or more Sellers as a result of the Contemplated Transactions (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Purchaser agrees to cooperate with the Sellers in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.
     9.19. Delivery by Electronic Means.
          This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.
[The Remainder of this Page has been Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The “Purchaser”: ALTISOURCE PORTFOLIO SOLUTIONS S.A.
By:
Name:
Title:

The “Sellers”: SCOTT M. STERN REVOCABLE TRUST
By:
Scott M. Stern
Trustee

TIMOTHY C. STERN, REVOCABLE TRUST
By:
Timothy C. Stern
Trustee

BARRY O. SANDWEISS REVOCABLE TRUST
By:
Barry O. Sandweiss
Trustee

THE THOMAS A. STERN REVOCABLE TRUST
By:
Thomas A. Stern
Trustee

[Signatures Continued on Following Page]

[Signatures Continued from Previous Page]

EVAN HACKEL

PARAMOUNT BOND & MORTGAGE CO., INC.
By:
Name:
Title:

The “Management Owners”:

SCOTT M. STERN

TIMOTHY C. STERN

BARRY O. SANDWEISS

ANNEX I
          “Affiliate” — used to indicate a relationship to a specified person, firm, corporation, partnership, limited liability company, association or entity, and means any person, firm, corporation, partnership, limited liability company, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, limited liability company, association or entity.
          “Arbitrator” — as defined in Section 2.6(c).
          “Audited Financial Statements” — as defined in Section 5.4.
          “Baseline EBITDA” — means the EBITDA of the Company during the period commencing at 12:00 AM Eastern Time on January 1, 2009, and ending at 11:59 PM Eastern Time on December 31, 2009, as determined based on the Audited Financial Statements.
          “Business” — means the business of the Company as conducted at and prior to Closing, which is the business of (i) managing and operating a mortgage banking cooperative, and (ii) providing purchasing support services, real estate mortgage origination services, and other ancillary services, to the members of such mortgage banking cooperative.
          “Business Day” — means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, New York.
          “Cash Payment” — as defined in Section 2.2.
          “Closing” — as defined in Section 2.4.
          “Closing Date” — as defined in Section 2.4.
          “Closing Net Working Capital Statement” — as defined in Section 2.6(b)(i).
          “Collateral Agency Agreement” — means that certain Collateral Agency Agreement by and among the Management Trusts and Scott M. Stern, as collateral agent, the form of which is attached hereto as Exhibit J.
          “Company” — means The Mortgage Partnership of America, L.L.C., a limited liability company organized under the laws of the State of Missouri.
          “Company Group” — as defined in Section 3.6(a).
          “Company Plans” — as defined in Section 3.6(b).
          “Company Qualified Plans” — as defined in Section 3.6(c).
          “Confidential Information” — information with respect to the terms of the transactions contemplated by this Agreement, and trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, data, computer programs, pricing information, interpretations, financial statements, forecasts, reports, records, plans, studies and other technical and business information of the disclosing party, whether in oral, written, graphic, electronic or other form as well as analyses, compilations, studies or other documents, whether or not prepared by the receiving party or its representatives, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information shall not be Confidential Information: (i) information which has become generally available to the general public other than as a result of a disclosure by the receiving party or its representatives, (ii) information which is known or was available to the receiving party prior to disclosure to the receiving party pursuant to the Contemplated Transactions, or (iii) information which becomes available to the receiving party on a non-confidential basis from a third party who was itself not prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation.
          “Consent” — any approval, consent, ratification, waiver, expiration of waiting period, or other authorization (including any Governmental Authorization).
          “Contemplated Transactions” — all of the transactions contemplated by this Agreement, including, but not limited to, (a) the acquisition of the Shares by the Purchaser from the Sellers and the payment of the Purchase Price therefor; (b) the execution and delivery of the Transaction Documents; and (c) the performance by the Parties hereto and thereto of their respective covenants and obligations under the Transaction Documents.
          “Contract” — any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
          “Conveyancing Documents” — as defined in Section 6.1(c)(ii).
          “Cooperative” — means Best Partners Mortgage Cooperative, Inc., a Delaware corporation.
          “Cooperative Members” — means those Persons who are members of the Cooperative.
          “Damages” — as defined in Section 8.2.
          “Disclosure Schedule” — as defined in Section 3.
          “EBITDA” — means, with respect to the applicable Measurement Period, (A) the Net Income of the Company, plus to the extent such charges are deducted in determining Net Income of the Company, (i) any interest on Indebtedness attributable to the Company, (ii) all income Taxes attributable to the Company, (iii) any depreciation expenses attributable to the Company, (iv) any amortization of goodwill and other intangibles attributable to the Company, and (v) solely with respect to the period commencing on the Effective Time, and ending on the three (3) month anniversary of the Closing Date, those restructuring and transition costs which are approved by the Purchaser and which are legitimately attributable to the integration of the Company with the Purchaser’s business operations, plus (B) the product of (x) the Gross Revenue earned by the Purchaser and its Affiliates (other than the Company) from the Cooperative Members, multiplied by (y) 0.2.

          “Effective Time” — means _________ Eastern Time on the Closing Date.
          “Employees” — as defined in Section 3.6(b).
          “Employment Agreements” — means each of those certain employment agreements between Altisource Solutions, Inc., a Delaware corporation, on the one hand, and each of Scott M. Stern, Timothy C. Stern, and Barry O. Sandweiss, on the other hand, the forms of which are attached hereto as Exhibit H-1, Exhibit H-2, and Exhibit H-3, respectively.
          “Equity Rights” — means (a) all plans or agreements permitting the issuance of the equity securities of the Company, (b) options to acquire the equity securities of the Company, (c) securities, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which they are bound obligating the Company to issue, sell, redeem or otherwise acquire equity securities of the Company, and (d) other rights to acquire equity securities of the Company that are valued in whole or in part by reference to the equity securities of the Company or that may be settled in the equity securities of the Company.
          “ERISA” — as defined in Section 3.6(b)(i).
          “Escrow Agent” — means Bank of New York Mellon Trust Company.
          “Facility” or “Facilities”— any plant, structure, improvement, land or other real property, whether owned, leased or otherwise, of the Company.
          “Final Adjustment Schedule” — as defined in Section 2.6(b)(ii).
          “Financial Investors” — means each of the following Sellers: The Thomas A. Stern Revocable Trust; Evan Hackel; and Paramount Bond & Mortgage Co., Inc.
          “Financial Statements” — as defined in Section 3.9.
          “Fundamental Representations” — means those representations and warranties of the Sellers and the Management Owners contained in Section 3.5 [Taxes] and Section 3.6 [Employee Benefits].
          “Funds Flow and Settlement Statement” — means the Funds Flow and Settlement Statement dated as of the Closing Date and entered into by and among the Parties, with regard to any adjustments to, and the payment of, the Purchase Price.
          “GAAP” — United States generally accepted accounting principles, consistently applied, as in effect on the date hereof.
          “General Escrow Amount” — as defined in Section 8.7.
          “Good Faith Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.

          “Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
          “Governmental Body” — any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).
          “Gross Revenue” — means gross revenue, as determined in accordance with GAAP.
          “Indebtedness” — (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), including the current portion of such indebtedness, but excluding trade payables incurred by the Company in the Ordinary Course, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, and (iii) all capital lease obligations; it being acknowledged that Indebtedness does not include operating lease obligations.
          “Indemnity Escrow Agreement” — means the Escrow Agreement dated as of the Closing Date, entered into by and among the Purchaser, the Sellers, and the Escrow Agent with respect to the indemnification obligations of the Sellers and the Management Owners under Section 8 of this Agreement, the form of which is attached hereto as Exhibit D-1.
          “Intellectual Property Assets” — the term “Intellectual Property Assets” includes:
          (i) the name, all fictional business names, trade names, styles, registered and unregistered trademarks, service marks, and trademark applications of the Company (collectively, “Marks”);
          (ii) all patents, patent applications, and inventions and discoveries that may be patentable of the Company (collectively, “Patents”);
          (iii) all copyrights in both published works and unpublished works of the Company (collectively, “Copyrights”);
          (iv) all confidential know-how, trade secrets, confidential information, confidential technical information, confidential data, confidential process technology, confidential plans, confidential drawings, and confidential blue prints owned, used, or licensed by the Company (collectively, “Trade Secrets”);
          (v) all computer programs (source code or object code) owned by the Company (collectively, “Owned Software”);
          (vi) all license agreements covering computer programs (source code or object code) licensed to the Company by a third party, whether as integrated or bundled with any of the computer programs of the Company or as a separate stand-alone product (including any off-the-

shelf computer program licensed under a shrink-wrap license) (collectively, “Licensed Software”);
          (vii) all Internet domain names (“Domain Names”);
          (viii) all other proprietary rights of the Company; and
          (ix) all copies and tangible embodiments of the foregoing (in whatever form or medium).
          “IRC” — the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.
          “IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury and, to the extent relevant, the counterpart agencies of other countries.
          “Knowledge” — with respect to the Sellers and/or the Management Owners shall mean the actual or constructive knowledge as of the date hereof of the Management Owners. Constructive knowledge shall be that which a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.
          “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, decree, code, ordinance, principle of common law, rule, regulation, statute, or treaty.
          “Liability” — any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
          “Management Owners” — as defined in the first paragraph of this Agreement.
          “Management Trusts” — means each of the following Sellers: Scott M. Stern Revocable Trust; Timothy C. Stern, Revocable Trust; and Barry O. Sandweiss Revocable Trust.
          “Measurement Period” — means, respectively, (i) the period commencing at 12:00 AM Eastern Time on the date of the PIA, and ending at 11:59 PM Eastern Time on the first anniversary of the date of the PIA, (ii) the period commencing at 12:00 AM Eastern Time on the first day following the first anniversary of the date of the PIA, and ending at 11:59 PM Eastern Time on the second anniversary of the date of the PIA, and (iii) the period commencing at 12:00 AM Eastern Time on the first day following the second anniversary of the date of the PIA, and ending at 11:59 PM Eastern Time on the third anniversary of the date of the PIA.
          “Net Income” — means (x) net income, less (y) the amount of all PIA Payments calculated and payable to each of the Management Owners hereunder during the Measurement Period in which net income is calculated, as determined in accordance with GAAP.

          “Net Revenues” — means net revenues received by the Company following the Closing pursuant to the terms of the PIA, as determined in accordance with GAAP; provided, that net revenues (i) shall be calculated using the accrual method of accounting, it being acknowledged that reserves and write-downs shall be deducted for the purpose of calculating Net Revenues, and (ii) shall include only net revenues related to the Company’s pro-rata portion of the amount of the improved loan sale execution achieved for the Company’s Cooperative Members (it being acknowledged that all other net revenues under the PIA shall be excluded from the calculation of Net Revenues).
          “Net Working Capital” — with respect to the Company, the excess of current assets (excluding the current portion of any amounts paid or payable to the Company pursuant to the Titleserv Settlement, and excluding any cash or cash equivalents paid or distributed to any Seller prior to the Effective Time) over current liabilities (excluding the current portion of long-term Indebtedness), in each case (x) determined in accordance with GAAP, and (y) incurred in the Ordinary Course.
          “Noncompete Payment” — as defined in Section 2.2.
          “Notice of Disagreement with PIA Statement” — as defined in Section 5.6(e).
          “Notice of Disagreement with Price Adjustment” — as defined in Section 2.6(c).
          “Operational Representations” — means those representations and warranties of the Sellers and the Management Owners contained in Section 3 of this Agreement which are not Ultra-Fundamental Representations or Fundamental Representations.
          “Order” — any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
          “Ordinary Course” — an action taken by the Company will be deemed to have been taken in the “Ordinary Course” only if such action is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company.
          “Organizational Documents” — means (a) the articles or certificate of incorporation of, the bylaws of, and any shareholder agreement relating to, a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any trust agreement adopted in connection with any trust; and (f) any amendment to any of the foregoing.
          “Party” and “Parties” — as defined in the first paragraph of this Agreement.
          “PBGC” — as defined in Section 3.6(b).

          “Pension Benefit Plan” — as defined in Section 3.6(q).
          “Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
          “PIA” — means a preferred investor agreement executed by the Company and either Bank of America or Wells Fargo (whichever occurs first, but not both), which contains terms and conditions which are materially consistent with preferred investor agreements executed by the Company prior to Closing with similarly-situated clients.
          “PIA Payments” — as defined in Section 5.6(a).
          “PIA Statement” — as defined in Section 5.6(d).
          “Price Adjustment” — as defined in Section 2.6(a).
          “Proceeding” — any action, arbitration, audit, hearing, charge, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
          “Purchase Price” — as defined in Section 2.2.
          “Purchase Price Allocation” — as defined in Section 2.7.
          “Purchaser” — as defined in the first paragraph of this Agreement.
          “Purchaser Indemnified Person” — as defined in Section 8.2.
          “Purchaser SEC Reports” — as defined in Section 4.5.
          “Put Escrow Agreement” — means the Put Right Escrow Agreement dated as of the Closing Date, entered into by and among the Purchaser, the Management Trusts, and the Escrow Agent with respect to certain of the obligations of the Purchaser under the Put Option Agreement, the form of which is attached hereto as Exhibit D-2.
          “Put Option Agreement” — means that certain Put Option Agreement by and among the Purchaser and the Management Trusts, the form of which is attached hereto as Exhibit E-2.
          “Put Pledge Agreement” — means that certain pledge and security agreement by the Purchaser in favor of the Management Trusts, and acknowledged by the Company and Scott M. Stern, as collateral agent, with respect to the Purchaser’s obligations arising under the Put Option Agreement, the form of which is attached hereto as Exhibit G.
          “Put Security Agreement” — means that certain security agreement by the Company in favor of the Management Trusts, and acknowledged by Scott M. Stern as collateral agent, with respect to the Purchaser’s obligations arising under the Put Option Agreement, the form of which is attached hereto as Exhibit F.
          “Related Person” — means with respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, manager, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, manager, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Related Person of any individual described in clause (B) or (C).
          For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
          “Release Agreement” — means each of those certain mutual release agreements by the Company, each of the Sellers and each of the Management Owners, the form of which is attached hereto as Exhibit I.
          “Representative” — with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
          “Required Approvals” — each matter, and each approval from each Person, specifically identified in Exhibit C.
          “Restricted Stock” — means shares of common Stock of the Purchaser issued as part of the Stock Payment hereunder, which are not Unrestricted Stock.
          “Rights Agreement” — means that certain Rights Agreement by and among the Purchaser and the Sellers receiving the Stock Payment at Closing, the form of which is attached hereto as Exhibit E-1.
          “SEC” — means the United States Securities and Exchange Commission.
          “Security Interest” — means any charge, claim, community property interest,

equitable interest, encumbrance, mortgage, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership other than restrictions pursuant to applicable securities laws.
          “Seller Indemnified Person” — as defined in Section 8.3.
          “Seller Representative” — means Scott M. Stern, who as a result of the due authorization of this Agreement by the Sellers and the Management Owners, has been appointed by the Sellers and the Management Owners for the purpose of acting on behalf of the Sellers and the Management Owners with respect to the transactions contemplated by this Agreement, and making decisions with respect to indemnity claims and amendments to the Agreement or any ancillary agreements.
          “Sellers” — as defined in the first paragraph of this Agreement.
          “Shares” — means one hundred percent (100%) of the issued and outstanding limited liability company interests of the Company.
          “Springhouse” — means Springhouse, LLC, a Missouri limited liability company.
          “Stock Payment” — as defined in Section 2.2.
          “Straddle Period” — as defined in Section 5.2(a).
          “Submitting Person” — as defined in Section 9.4(a).
          “Tax” — means all tax (including, but not limited to, income tax, payroll tax, capital gains tax, tax imposed under IRC Section 1374, value added tax, excise tax, sales tax, property tax, escheat tax, or unclaimed property tax), levy, assessment, tariff, duty (including, but not limited to, customs duty), deficiency or other fee and any related charge or amount (including, but not limited to, fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.
          “Tax Contest” — as defined in Section 5.2(c)(i).
          “Tax Item” — means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.
          “Tax Return” — means any return (including, but not limited to, any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
          “Territory” — means the United States of America.

          “Titleserv Proceeding” — means that certain action styled The Mortgage Partnership of America v. Titleserv, Inc., Cause No. 08SL-CC03387, in the Circuit Court of St. Louis County, Missouri.
          “Titleserv Settlement” — means any Contract entered into between or on behalf of the Company and Titleserv, Inc., and/or its designated agent, either before, on, or after the Closing, which is in respect to the settlement or dismissal of the Titleserv Proceeding.
          “Total Consideration” — means the sum of the Purchase Price, plus the aggregate amount of all PIA Payments.
          “Transaction Documents” — means each of this Agreement, the Indemnity Escrow Agreement, the Put Escrow Agreement, the Rights Agreement, the Put Option Agreement, the Put Security Agreement, the Put Pledge Agreement, each Employment Agreement, each Release Agreement, the Collateral Agency Agreement, the Conveyancing Documents, and each other document, instrument, and certificate delivered in connection with the transfer of Shares.
          “Transfer Taxes” — as defined in Section 9.18.
          “Ultra-Fundamental Representations” — means those representations and warranties of the Sellers and the Management Owners contained in Section 3.1 [Organization and Good Standing], Section 3.2 [Authority; No Conflict], Section 3.3 [Title to Properties; Capitalization of the Company; Security Interests], Section 3.18 [Brokers or Finders], and Section 3.19 [Sophistication of Investors; Access to Information].
          “Unrestricted Stock” — means shares of common Stock of the Purchaser issued as part of the Stock Payment hereunder, which are not subject to any restriction pursuant to the terms of the Transaction Documents other than the restriction on the volume of shares which may be sold and applicable restrictions arising under securities Legal Requirements. Without limiting the foregoing, the Unrestricted Stock will be lettered stock and must be held for six (6) months after the Closing Date and will be subject to applicable limitations pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.
          “Working Capital Target” — means Zero Dollars ($0.00).

Schedule 2.3
[OMITTED]
Schedule 2.3(f)
[OMITTED]
Schedule 5.6(h)
[OMITTED]
Schedule 6.1(h)
[OMITTED]
Exhibit A
[OMITTED]
Exhibit B
[OMITTED]
Exhibit C
[OMITTED]
Exhibit D-1
Form of Indemnity Escrow Agreement
Exhibit D-2
Form of Put Escrow Agreement
Exhibit E-1
Form of Rights Agreement
Exhibit E-2
Form of Put Option Agreement
Exhibit F
Form of Put Security Agreement

Exhibit G
Form of Put Pledge Agreement
Exhibit H-1
Form of Scott M. Stern Employment Agreement
Exhibit H-2
Form of Timothy C. Stern Employment Agreement
Exhibit H-3
Form of Barry O. Sandweiss Employment Agreement
Exhibit I
Form of Release Agreement
Exhibit J
Form of Collateral Agency Agreement